Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

TODD SIMS,

JAMES REICHARDT,

SFX ENTERTAINMENT, INC.

and

430R ACQUISITION LLC

Dated as of March 14, 2014

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of March 14, 2014, by and among Todd Sims, an individual (“Sims”), James Reichardt, an individual (“Reichardt”; and together with Sims, the “Seller”), SFX Entertainment, Inc., a Delaware corporation (“Parent”), and 430R Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Acquisition Company”). Certain capitalized terms used herein are defined in Article I.

ARTICLE I
DEFINITIONS

1.1.                            Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“Accounts Receivable” shall mean the accounts receivable of the Company or its Subsidiary, as set forth on Schedule 4.19.

“Acquiror Indemnified Parties” shall have the meaning set forth in Section 7.2(a).

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person.

“Aggregate Consideration” shall have the meaning set forth in Section 3.4.

“Agreement” shall mean this Agreement, including the Disclosure Schedule and all other exhibits and schedules hereto, as it and they may be amended from time to time.

“Arbitrator” shall have the meaning set forth in Section 9.3(e).

“Authority” shall mean any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other self-regulatory organization or quasi-governmental agency established to perform any of such functions, and also including any non-governmental trade association, union or organization, guild or similar body.

“Basket Amount” shall have the meaning set forth in Section 7.2(d).

“Benefit Arrangement” shall mean each (i) employee benefit plan, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) employment agreement, offer letter or similar arrangement and (iii) bonus, commission, fee sharing, deferred compensation, incentive compensation, performance compensation, stock purchase, stock bonus, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock, savings, profit sharing, severance, retention, stay-bonus, change in control, termination pay, health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, paid-time off, holiday pay, fringe benefit, reimbursement, life insurance, disability or other insurance, supplementary unemployment, pension retirement, supplementary retirement, welfare or other plan, program, policy or arrangement, whether written or unwritten, which any current or former employee, consultant or director of the Company, Flavorus Software or any ERISA Affiliate participated or participates in or was or is covered under, or was or is otherwise a party, and with respect to which the Company, Flavorus Software or any ERISA Affiliate is or ever was a sponsor or participating employer, or had or has an obligation to make contributions, or was or is otherwise a party.

“Binding Arbitration” shall have the meaning set forth in Section 9.3(e).

“Business” shall mean the business of the Company (i) developing and supporting a primary market ticketing solution for live events, and (ii) providing various online ticketing, mobile ticketing, hard stock ticket printing, hard stock mag card printing, RFID wrist bands, retail outlet point of sales, and complete box office solutions, as presently conducted by the Company.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close.

“Business Net Income” shall mean, for the applicable fiscal period, the net income of the Company that is directly and solely attributable to the operation of the Company, determined in conformity with GAAP; provided, however, that Business Net Income of the Company shall also include any revenues generated (and related costs incurred) in connection with any intercompany transaction involving the Company, on the one hand, and Parent and/or any Affiliate of Parent, on the other hand.

“Cap Amount” shall have the meaning set forth in Section 7.2(d).

“Cash” shall mean, without duplication, the aggregate amount of all unrestricted cash, cash equivalents and marketable securities of the Company and its Subsidiary determined in accordance with GAAP, minus the amount of outstanding and uncashed or unpaid checks issued by the Company and its Subsidiary. For the avoidance of doubt, Cash shall be calculated without giving effect to the consummation of the purchase and sale transactions contemplated hereby or any payments required to be made pursuant to this Agreement.

“Closing” shall mean the purchase of Common Stock by Acquisition Company contemplated herein.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Date Balance Sheet” shall have the meaning set forth in Section 2.3(f)(viii).

“Closing Date Statement” shall have the meaning set forth in Section 3.3(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the 1,000,000 authorized shares of Common Stock of the Company, no par value, of which 105,263 shares are issued and outstanding as of the date hereof, of which 100,000 shares are lawfully held by Sims and 5,263 shares are held by Reichardt.

“Company” shall mean Flavorus, Inc., a California corporation.

“Company Claims” shall have the meaning set forth in Section 6.6(c).

“Company Data” shall have the meaning set forth in Section 4.11(t).

“Company IP” shall mean all rights (including, but not limited to, rights of ownership and rights under license from other Persons) of the Company or of Flavorus Software with respect to any Intellectual Property, including Registered Company Intellectual Property, which is used in connection with the Business.

“Company IT Systems” shall have the meaning set forth in Section 4.11(r).

“Company Permits” shall have the meaning set forth in Section 4.16(b).

“Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company or of Flavorus Software, including any policy relating to (i) the privacy of users or consumers of the Company Products or of any Company Website, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.

“Company Product” shall mean any product or service offering (including ticket services) of the Company or its Subsidiary created by or for, or marketed, sold, licensed or distributed by or for the Company or its Subsidiary.

“Company Website” shall mean any public or private website owned, maintained, or operated by or on behalf of the Company or its Subsidiary.

“Company’s Books and Records” shall mean all books, records, files and papers relating to, or necessary to the conduct of, the Business, including without limitation, drawings, computer programs, manuals and data, sales and promotional materials, correspondence, research and development records, prototypes and models, lists of present and former customers, customer credit information, customers’ pricing information, business plans, minute books, studies and analyses, whether prepared by Seller, the Company, Flavorus Software or a third party, relating in any respect to the Business (including all books of account, accounting records and personnel and employment records).

“Competing Transaction” shall have the meaning set forth in Section 6.20.

“Confidential Information” shall mean nonpublic information, knowledge, or data relating to the Company’s Business, including, without limitation, (i) all forms and types of financial and business material, including, without limitation, all customer and supplier lists, formulae, know-how, processes, Trade Secrets, consultant contracts, pricing information, marketing plans, product development plans, business acquisition plans, and all other information relating to the operation of the Business, whether tangible or intangible, whether oral or in writing, and whether or not marked, labeled, or otherwise identified as “confidential” or the like and whether or not developed independently prior to or during any affiliation with Seller; and (ii) all copies of any of the foregoing or any analyses, studies, reports, or Company IP that contain, are based on, or reflect any of the foregoing. Information which enters the public domain or is publicly available loses its confidential status hereunder so long as Seller does not directly or indirectly cause such information to enter the public domain or become publicly available.

“Confidentiality Agreement” shall mean that certain Mutual Confidentiality and Non Circumvention Agreement dated June 28, 2012 by and among Sims, Reichardt and Parent.

“Contract” shall mean any written contract, lease, agreement, indenture, mortgage, note, bond or instrument.

“Damages” shall have the meaning set forth in Section 7.2(a).

“Disclosure Schedule” shall mean the Disclosure Schedule delivered by Seller to Acquisition Company on the date of this Agreement.

“Dispute” shall have the meaning set forth in Section 9.3(d).

“Distributions” shall have the meaning set forth in Section 6.11(a).

“Dollars” or numbers preceded by the symbol “$” shall mean amounts in United States Dollars.

“Earn-Out Cash Payment” shall have the meaning set forth in Section 3.4(d).

“Earn-Out Dispute” shall have the meaning set forth in Section 3.4(c)(ii).

“Earn-Out EBITDA Amount” means the amount equal to the product of (i) the EBITDA for calendar year 2016, multiplied by (ii) five (5).

“Earn-Out Objections Statement” shall have the meaning set forth in Section 3.4(c)(i).

“Earn-Out Payment” shall have the meaning set forth in Section 3.4.

“Earn-Out Shares” shall have the meaning set forth in Section 3.4(d).

“Earn-Out Statement” shall have the meaning set forth in Section 3.4(b).

“Earn-Out Stock Payment” shall have the meaning set forth in Section 3.4(d).

“EBITDA” shall mean an amount equal to the greater of (X) the EBITDA Floor or (Y) Business Net Income plus (i) the following, to the extent deducted in calculating its Business Net Income (without duplication):  (A) Interest Charges, (B) all federal, state, local and foreign income Tax expense, (C) depreciation and amortization expense, and minus (ii) the following to the extent included in calculating Business Net Income (without duplication):  (A) federal, state, local and foreign income Tax credits and (B) interest income, in each case with respect to the applicable fiscal period. For the avoidance of doubt, no Exceptional Items shall be included in the calculation of EBITDA. Additionally, EBITDA shall not (i) be reduced for any corporate or allocated overhead charges of Parent, Acquisition Company and their respective Affiliates (other than the Company); (ii) include any non-cash charges, including, without limitation, any impairment of assets, stock based compensation and awards, and any additional depreciation, amortization or other expenses resulting from the transactions contemplated by this Agreement; (iii) include any loss or expense resulting from a change in the accounting methods, principles or practices or a change in any election or treatment not made or utilized by the Company in its annual financial statements; (iv) include any employee termination or other costs arising out of a consolidation of services or facilities subsequent to the acquisition of the Common Stock, including office closings or relocations; (v) include any employment related costs associated with personnel required by Parent, Acquisition Company or any of their Affiliates to be employed by the Business that the Company would not otherwise have employed; (vi) include any expenses directly or indirectly incurred in connection with the sale of the Common Stock hereby (including, without limitation, any transfer related expenses, any interest expense relating to the financing, and any legal fees and accounting fees, of such acquisition); (vii) include any reserves or adjustments to reserves which are not consistent with past practices of the Company; (viii) include any expenses for the acquisition of tangible and intangible property having a useful life of more than one (1) year which property is required to be capitalized and depreciated in accordance with the rules and regulations under the Code; (ix) include any non-recurring revenues or expenses not related to the operations of the Business, including, without limitation, the costs of closings, restructuring or reorganization of the Business and/or Parent, Acquisition Company or their Affiliates; and (x) include the Earn-Out Payment.

“EBITDA Floor” shall mean (i) for the first $22,000,000 of the Company’s net revenue, Eighteen Percent (18%) of such net revenue earned by the Company, plus (ii) for any net revenue of the Company that exceeds $22,000,000, Fifteen Percent (15%) of any such excess, if any.

“Employment Agreements” shall mean those certain Employment Agreements entered into between each of Sims and Reichardt and the Acquisition Company as of the date hereof, which Employment Agreements shall become effective at the Closing, the forms of which are attached hereto as Exhibit A and Exhibit B.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any corporation or trade or business (whether or not incorporated) that is treated with the Company as a single employer within the meaning of Section 414 of the Code.

“Estimated Outstanding Indebtedness” shall mean Seller’s good faith estimate of the Outstanding Indebtedness, which estimate is set forth in the Funds Flow Memo (subject to adjustment pursuant to Section 3.1(c)).

“Estimated Transaction Expenses” shall mean Seller’s good faith estimate of the Transaction Expenses to the extent not paid by Seller prior to the Closing, which estimate is set forth in the Funds Flow Memo (subject to adjustment pursuant to Section 3.1(c)).

“Exceptional Items” shall mean all items not arising in the Ordinary Course of the Company’s Business, including but not limited to (i) proceeds on the disposal of tangible fixed assets, (ii) release of credits resulting from overpayment by clients or failure to invoice suppliers, (iii) proceeds received in connection with litigation, if and to the extent such proceeds exceed the associated litigation costs and losses previously recorded, (iv) proceeds received under any insurance policy, to the extent that such loss was recorded, if and to the extent such proceeds exceed the replacement cost of the relevant insured asset, (v) gifts, grants or awards, (vi) any interest received by the Company or its Subsidiary, (vii) any non-core business income or one-time non-operational income or expenses or (viii) release of any prior accruals.  For the avoidance of doubt, any losses or gains arising from bad debts shall be considered as arising in the ordinary course of Business.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Employment Agreements” shall mean (i) the Employment Agreement by and between Sims and the Company made on July 23, 2012 and (ii) the Employment Agreement by and between Reichardt and the Company made on July 23, 2012.

“Extended Representations” shall mean Section 4.10 (Taxes), Section 4.13 (Employee Benefit Plans) and Section 4.25 (Securities Representations).

“FCPA” shall have the meaning set forth in Section 4.22.

“Final Cash” shall mean the final determination of Cash as of immediately prior to the Closing, as reflected in the Final Closing Date Statement in accordance with Section 3.3(d).

“Final Closing Date Statement” shall have the meaning set forth in Section 3.3(d).

“Final Outstanding Indebtedness” shall mean the final determination of Outstanding Indebtedness, as reflected in the Final Closing Date Statement in accordance with Section 3.3(d).

“Final Purchase Price” shall have the meaning set forth in Section 3.3(a).

“Final Transaction Expenses” shall mean the final determination of Transaction Expenses to the extent not paid by Seller prior to the Closing, as reflected in the Final Closing Date Statement in accordance with Section 3.3(d).

“Financial Statements” shall have the meaning set forth in Section 4.4(a).

“Flavorus Software” shall mean Flavorus Software Inc., a corporation organized in British Columbia under the Business Corporations Act (British Columbia).

“Flavorus Software Stock” shall mean the 1,000,000 authorized shares of Common Shares of Flavorus Software, no par value, of which 100 shares are issued and outstanding as of the date hereof, of which 100 shares are held by the Company.

“Funds Flow Memo” shall have the meaning set forth in Section 3.1(c).

“GAAP” shall mean U.S. generally accepted accounting principles as of the date hereof, applied in a manner consistent with the past methodologies, practices, estimation and reserve techniques, assumptions and principles of the Company.

“Indebtedness” shall mean, with respect to the Company and its Subidiary, and without duplication: (a) any obligation of the Company or its Subsidiary for borrowed money, whether or not reflected on the face of the balance sheets contained in the Financial Statements, together with all prepayment premiums or penalties and other amounts with respect to such indebtedness prepaid or becoming due as a result of this transaction; (b) any unpaid interest and bank fees owing on any such indebtedness described in clause (a); (c) obligations in respect of purchase money liens and capitalized leases; (d) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, including, without limitation, the Retail Purchase Order and the Small Business Loan; (e) obligations in respect of deferred purchase price of assets, services or securities; (f) obligations in respect of conditional sale or other title retention agreements; (g) any obligation under any existing interest rate, foreign exchange or other swap, hedge, or other financial derivative instruments or agreement; (h) all obligations of the kind referred to in the foregoing clauses (a) through (g) secured by any Lien on property owned by the Company or its Subsidiary, whether or not any such Person has assumed or become liable for the payment of such obligation; (i) any unpaid principal, interest, premium, breakage costs, bank fee, penalties and other amounts owing in respect of any of the items described in the foregoing clauses (a) through (h); and (j) all Indebtedness of the types referred to in any of the clauses above and guaranteed in any manner by the Company or its Subsidiary, whether or not any of the foregoing would appear on a balance sheets prepared in accordance with GAAP. Notwithstanding the foregoing, Indebtedness will exclude any (i) operating lease obligations and (ii) trade payables.

“Indemnified Party” shall have the meaning set forth in Section 7.2(c).

“Indemnifying Party” shall have the meaning set forth in Section 7.2(c).

“Initial Cash Price” shall have the meaning set forth in Section 3.1(b).

“Intellectual Property” shall mean any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (i) all patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures (“Patents”); (ii) discoveries, concepts, ideas, trade secrets, research and development, know-how, formulae, algorithms, methods, inventions, compositions, technical data, procedures, designs, drawings, specifications, and other proprietary and confidential information, including customer lists, supplier lists, data, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefor, and equivalents of the foregoing (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names (including fictitious, assumed, and d/b/a names), corporate names, logos, slogans, trade dress, common law or unregistered trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, together will the goodwill associated therewith (“Trademarks”); (vi) all moral rights, economic rights, rights of attribution of authors and inventors, rights of privacy, and rights of publicity, however denominated, throughout the world; (viii) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor (“URLs”); (ix) all Software (as defined below); and (x) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Interest Charges” shall mean, for the applicable fiscal period, the sum (without duplication) of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred consideration of assets, in each case to the extent treated as interest in accordance with GAAP and (ii) the portion of rent expense with respect to such period under capitalized leases that is treated as interest in accordance with GAAP.

“IP Contracts” shall mean, collectively, any and all written agreements relating to Intellectual Property to which the Company or its Subsidiary is a party pursuant to which rights in Intellectual Property are in any manner transferred, conveyed, licensed, granted, restricted or waived, including rights acquisition and licensing agreements, distribution and subdivision agreements, software as a service agreements, license agreements, and other agreements or arrangements with respect to any Company IP.

“IRS” shall mean the United States Internal Revenue Service.

“Law” shall mean any constitution, law, statute, ordinance, rule, regulation, regulatory requirement, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or adopted by a governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 4.5.

“Legal Proceeding” shall mean any charge, complaint, judicial, administrative or arbitral action, suit, investigation, inquiry, proceeding or claim, whether by or before an Authority or otherwise.

“Lien” shall mean, with respect to any property or asset, any security interest, lien, mortgage, deed, pledge, hypothecation, lease, sublease or other right of occupancy, easement, encroachment, license, right of way, title defect, option, warrant, right of first refusal, right of first offer, preemptive right, voting trust or agreement, proxy, or similar encumbrance.

“Losses” shall mean losses, damages, claims, liabilities, deficiencies, interest, judgments, awards, penalties, fines, costs or expenses of whatever kind, including any of the foregoing calculated as a multiple of earnings or based on diminution of value, and including reasonable attorneys’ fees, and the costs of enforcing any right to indemnification hereunder.

“Material Adverse Effect” shall mean any change, event, fact, condition, development or occurrence that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or other), business, prospects, assets, liabilities, properties or results of operations of the Company or its Subsidiary, taken as a whole; provided, however, that when determining whether there has been a Material Adverse Effect, any adverse change attributable to any of the following shall be disregarded (except if disproportionately affecting the Company or its Subsidiary versus other companies in the same industry; provided that solely with respect to clause (ii) and clause (iv) below, such clauses shall not be modified by this parenthetical): (i) general economic, business, industry or financial market conditions (whether in the United States or otherwise); (ii) the announcement of the transactions contemplated hereby; (iii) earthquakes, tornados, hurricanes, floods and acts of God; (iv) the taking of any action required or permitted by this Agreement or the Related Agreements; (v) any changes in GAAP occurring between the date hereof and the Closing Date; and (vi) acts of war, sabotage, terrorism, military actions or the escalation thereof.

“Material Contracts” shall have the meaning set forth in Section 4.12(a).

“MOU” shall mean that certain Memorandum of Understanding, dated as of December 30, 2011, by and between Pasquale Rotella and the Company.

“Names” shall mean “Flavorus”, “Flavorus, Inc.”, “Tixmart”, “Tixmart, Inc.”, “Ticketribe”, “Ticketribe, Inc.”, “Groovetickets” or “Groovetickets, Inc.”.

“Offer Employees” shall have the meaning set forth in Section 6.5.

“Order” shall mean any order, injunction, judgment, decree, ruling, writ, assessment, settlement, stipulation or arbitration award.

“Ordinary Course of the Company’s Business” shall mean, with respect to the Company and its Subsidiary, the ordinary and usual course of day-to-day operations of the business of the Company and its Subsidiary through the date hereof consistent with past practice.

“Outside Date” shall have the meaning set forth in Section 8.1(e).

“Outstanding Indebtedness” shall mean Indebtedness of the Company or its Subsidiary that is outstanding immediately prior to the Closing. For the avoidance of doubt, Outstanding Indebtedness shall be calculated without giving effect to the consummation of the purchase and sale transactions contemplated hereby or any payments required to be made pursuant to this Agreement.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Common Stock” shall mean common stock, par value $0.001 per share, of Parent.

“Parent Fundamental Representations” shall mean Section 5.1 (Organization and Good Standing), Section 5.2 (Due Authorization), Section 5.3 (Conflicts; Consents of Third Parties) and Section 5.5 (Financial Advisors).

“Parent Indemnified Party” shall have the meaning set forth in Section 10.2.

“Parent Objection Notice” shall have the meaning set forth in Section 3.1(c).

“Permits” shall mean any approvals, authorizations, consents, licenses or permits of an Authority.

“Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, Authority or other entity.

“Personal Data” shall mean an individual’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that, alone, or when combined with other personal or identifying information, is linkable to a specific individual.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on and including the Closing Date.

“Pre-Closing Taxes” shall mean any Taxes of the Company and its Subsidiary for all Pre-Closing Tax Periods (including the portion of the Straddle Period ending on and including the Closing Date), as determined in accordance with Section 6.15.

“PTO” shall have the meaning set forth in Section 4.11(a).

“Real Property” shall have the meaning set forth in Section 4.5.

“Real Property Lease” shall have the meaning set forth in Section 4.5.

“Referral Firm” shall have the meaning set forth in Section 3.3(d).

“Registered Company Intellectual Property” shall mean all Registered Intellectual Property owned by the Company or its Subsidiary and used in connection with the Business as of the date hereof.

“Registered Intellectual Property” shall mean all United States and foreign: (1) registered and issued Patents and applications to register Patents; (2) registered Trademarks, applications to register Trademarks, including intent-to-use applications and other registrations or applications related to Trademarks; (3) Copyright registrations and applications to register Copyrights; (4) URL registrations and applications to register URLs; and (5) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Related Agreements” shall mean the Employment Agreements and each other agreement, document, instrument or certificate to be executed by any of Sims, Reichardt, the Company, Flavorus Software, Acquisition Company or Parent, as applicable, in connection with the consummation of the transactions contemplated hereby. The Related Agreements executed by such specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or another similar expression.

“Related Persons” shall have the meaning set forth in Section 4.18.

“Restricted Period” shall have the meaning set forth in Section 6.3(a).

“Retail Purchase Order” shall mean that certain Retail Purchase Order, dated as of June 24, 2013, with respect to the Company’s purchase of a 2013 Range Rover Sport with the vehicle identification number of SALSF2D40DA785077 (the “Vehicle”).

“Review Period” shall have the meaning set forth in Section 3.3(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Claims” shall have the meaning set forth in Section 6.6(a).

“Seller Fundamental Representations” shall mean Section 4.1 (Organization, Subsistence and Qualification of the Company and its Subsidiary), Section 4.2 (Due Authorization), Section 4.3 (Consents and Approvals; No Conflicts), Section 4.7 (Capitalization) and Section 4.21 (Financial Advisors),

“Seller Indemnified Party” shall have the meaning set forth in Section 7.2(b).

“Seller Indemnifying Party” shall have the meaning set forth in Section 7.2(a).

“Seller’s Knowledge” shall mean, with respect to a particular fact or other matter, the actual knowledge of Sims and/or Reichardt, in each case, after the making by such person of a reasonable investigation of the circumstances related thereto.

“Service Provider” shall have the meaning set forth in Section 4.14(b).

“Signing Payment” shall have the meaning set forth in Section 3.1(a).

“Small Business Loan” shall mean, together, the (i) Promissory Note, dated as of September 12, 2013, executed by the Company in favor of Hanmi Bank (“Hanmi”); (ii) Unconditional Guarantee, dated as of September 12, 2013, executed by the Company in favor of Hanmi; (iii) Loan Agreement, dated as of September 12, 2013, by and between the Company and Hanmi; (iv) Business Loan Agreement, dated as of September 12, 2013, by and between the Company and Hanmi; (v) Commercial Security Agreement, dated as of September 12, 2013, by and between the Company and Hanmi; (vi) Agreement to Provide Insurance, dated as of September 12, 2013, executed by the Company for the benefit of Hanmi; and (vii) any other document, instrument or agreement executed by the Company in connection with any of the foregoing.

“Software” shall mean any and all of the following, which are owned by the Company or its Subsidiary and used in connection with the Business:  (i) computer programs, including any and all software implementations of algorithms, models and methodologies (whether in source code or object code, or other form), and all technology supporting the foregoing, (ii) databases and compilations of data, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing. Such “Software” shall include (but not be limited to) all software needed to operate the Business or used in connection with the Business.

“State Laws” shall have the meaning set forth in Section 4.25(a).

“Straddle Period” shall have the meaning set forth in Section 6.15.

“Stub Tax Period” shall have the meaning set forth in Section 6.15.

“Subsidiary” shall mean with respect to any Person, any entity of which a majority of the securities or other ownership interests having ordinary voting power to elect a member of the board of directors (or similar governing body) or other Persons performing similar functions are directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person; and the term “Subsidiary” with respect to any Person shall include all Subsidiaries of each Subsidiary of such Person. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Survival Period” shall have the meaning set forth in Section 7.1.

“Tax Contest” shall have the meaning set forth in Section 6.16(c).

“Tax Ruling” shall have the meaning set forth in Section 4.10(c).

“Tax” or “Taxes” shall mean (a) all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits taxes, environmental taxes, customs, franchise, employee’s income withholding, foreign or domestic withholding, social security, unemployment, disability, sales, use, transfer, value added, goods and services, alternative or add-on minimum or any other taxes, charges, fees, duties, levies or other assessments which are imposed by any Taxing Authority, and such term shall include any interest, penalties or additions to tax or additional amount imposed by any Taxing Authority and (b) any liability for any item described in clause (a) of any Person (x) under Treasury Regulations §1.1502-6 (or any similar provisions of state, local or foreign law) or (y) as a transferee or successor by Contract or otherwise.

“Tax Benefit” means any reduction in Taxes payable or any increase in any Tax refund receivable.

“Tax Return” shall mean any report, return (including any information return), declaration, claim for refund, statement or other filing required to be supplied to any Taxing Authority or jurisdiction with respect to Taxes, including any amendments or attachments to such reports, returns, declarations or other filings.

“Tax Ruling” shall have the meaning set forth in Section 4.10(c).

“Taxing Authority” shall mean the Internal Revenue Service and any other Authority responsible for the administration of any Tax.

“Term Sheet” shall mean that certain Term Sheet entered into on or around December 22, 2013, by and among Sims, Reichardt and Parent.

“Third Party Claim” shall have the meaning set forth in Section 7.3.

“Transaction Expenses” shall mean the sum of all fees and expenses of counsel, financial advisors, investment bankers, brokers, finders, attorneys, accountants and consultants to any Person, and any compensation, change of control, bonuses or payments made to any Person as a result of the transaction contemplated hereby, incurred by the Company or Flavorus Software as a result of the transactions contemplated hereunder, including the employer portion of any employment, payroll or similar Taxes attributable to the amounts payable pursuant to the foregoing.

“Use” shall mean to use, reproduce, modify, prepare derivative works based upon, distribute, perform, display, make, have made, sell, license, sublicense, and otherwise exploit.

“User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company or its Subsidiary from users of the Company Products or of any Company Website.

“Vehicle Transfer” shall have the meaning set forth in Section 6.21.

1.2.                            Interpretation. Unless the context otherwise requires, as used in this Agreement:  (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) words of one gender shall be construed to apply to each gender; (vi) the words “hereof”, “herein”, “hereby”, “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (vii) the terms “Article”, “Section”, “Exhibit”, “Preamble”, “Recital” and “Schedule” refer to the specified Article, Section, Exhibit, Preamble, Recital or Schedule of or to this Agreement; (viii) the phrases “delivered” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Acquisition Company on the date hereof, material that has been posted, retained through the date hereof and thereby made available to Acquisition Company through an electronic “virtual data room” established by or on behalf of Seller); (ix) unless specifically denominated as Business Days, references to “day” or “days” are to calendar days; and (x) any references to time shall be references to New York time.

ARTICLE II
PURCHASE AND SALE OF COMMON STOCK; CLOSING DATE; CLOSING CONDITIONS

2.1.                            Purchase and Sale of Common Stock. At the Closing, upon the terms and subject to the conditions set forth herein, Acquisition Company shall purchase from Seller, and Seller shall sell, convey, assign, transfer, and deliver to Acquisition Company, the Common Stock, free and clear of all Liens (other than restrictions on transfer under applicable state and/or federal securities laws).

2.2.                            Closing. Subject to Section 8.1, the Closing shall take place at the offices of SFX Entertainment, Inc., located at 430 Park Avenue, 6th Floor, New York, NY 10022, or through facsimile, electronic mail and/or a national recognized overnight delivery service, commencing at 10:00 A.M. Eastern time no later than two (2) Business Days after the last of the conditions to Closing set forth in Section 2.3 and Section 2.4 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions at Closing). The date on which the Closing occurs in accordance with the preceding sentence shall be referred to in this Agreement as the “Closing Date”.

2.3.                            Conditions Precedent to Obligations of Parent and Acquisition Company. The obligations of Parent and Acquisition Company at Closing under this Agreement are subject to the satisfaction or waiver by the Parent of the following conditions precedent on or before the Closing Date:

(a)                                 Warranties True as of Both Present Date and Closing Date. Other than (i) the Seller Fundamental Representations, (ii) the Extended Representations and (iii) the representation and warranty made in Section 4.9(a), the representations and warranties of Seller contained in Article IV (disregarding all qualifications and exceptions therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects on and as of the date hereof and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)). Notwithstanding the foregoing, any breach of any of the representations and warranties of Seller contained in Article IV (other than (x) the Seller Fundamental Representations, (y) the Extended Representations and (z) the representation and warranty made in Section 4.9(a)) shall not be a failure of the condition precedent in this Section 2.3(a) unless such breach would have a Material Adverse Effect. The (A) Seller Fundamental Representations, (B) Extended Representations and (C) the representation and warranty made in Section 4.9(a) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)).

(b)                                 Compliance with Agreements and Covenants. Seller shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by Seller on or prior to the Closing Date (provided that with respect to covenants and agreements that are qualified by materiality, Seller shall have performed or complied with such covenants and agreements, as so qualified, in all respects), except as otherwise permitted by Parent or Acquisition Company. Seller shall have caused the Company to perform and comply in all material respects with all of the Company’s covenants, obligations and agreements contained in this Agreement to be performed and complied with by the Company on or prior to the Closing Date (provided that with respect to covenants and agreements that are qualified by materiality, Seller shall have caused the Company to perform or comply with such covenants and agreements, as so qualified, in all respects), except as otherwise permitted by Parent or Acquisition Company.

(c)                                  Approvals; Consents. All actions by or in respect of or filings with any Authority shall have been taken, made or obtained except for those which, if not taken, made or obtained (i) would not prohibit consummation of the transactions contemplated by this Agreement or (ii) could not, or could not reasonably be expected to, result in a Material Adverse Effect. Seller shall have obtained, or caused the Company to obtain, all material third party consents required to be obtained in connection with the transaction contemplated by this Agreement and set forth in Schedule 4.3.

(d)                                 Laws and Orders; Litigation. No Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which prohibits consummation of the transactions contemplated by this Agreement or that is individually or in the aggregate with all other Laws reasonably likely to have a Material Adverse Effect. No Legal Proceeding shall have been commenced against Seller, the Company or its Subsidiary which would prevent the Closing.

(e)                                  Material Adverse Effect. Since the date of this Agreement, no change, event, fact, condition, development or occurrence shall have occurred that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(f)                                   Documents. Seller shall, and shall cause the Company to, execute and deliver, or cause to be executed and delivered, as applicable, the following documents prior to the Closing:

(i)                                     a certificate from each of Sims and Reichardt prepared in accordance with Treasury Regulations § 1.1445-2 and in form and substance reasonably satisfactory to Acquisition Company, dated as of the Closing Date, certifying that such party is not a foreign person;

(ii)                                  certificates evidencing the Common Stock, free and clear of all Liens (other than restrictions on transfer under applicable state and/or federal securities laws), duly endorsed or accompanied by stock powers or other instruments of transfer duly executed;

(iii)                               a certificate of an executive officer of the Company, in form and substance reasonably satisfactory to Acquisition Company, certifying resolutions of the shareholders of the Company approving this Agreement, the applicable Related Documents and the transactions contemplated hereby and thereby and setting forth (I) a good standing certificate of the Company, (II) a certified copy of the certificate of incorporation and bylaws of the Company and (III) an incumbency certificate with respect to all officers of the Company executing this Agreement, the applicable Related Documents and/or any instrument or document contemplated hereby or thereby;

(iv)                              a certificate of an executive officer of the Company substantially to the effect set forth in Section 2.3(a) and Section 2.3(b) with respect to the representations, warranties, agreements and covenants of Seller and the Company;

(v)                                 the Company’s Books and Records;

(vi)                              executed consents, releases and payoff letters in form and substance reasonably acceptable to Acquisition Company from the Lien holders and other holders of Indebtedness of the Company or its Subsidiary and such other Persons as may be reasonably requested by Acquisition Company;

(vii)                           signed counterparts from Seller, the Company and its Subsidiary, as applicable, of the Related Agreements;

(viii)                        at least three (3) days prior to the Closing Date, an estimated consolidated balance sheet of the Company and its Subsidiary reflecting the estimated financial position of the Company and its Subsidiary as of the Closing (the “Closing Date Balance Sheet”);

(ix)                              the Financial Statements, in accordance with Section 4.4;

(x)                                 evidence of compliance with and consummation of the transactions contemplated by Section 6.23;

(xi)                              the resignations of the directors of the Company and its Subsidiary pursuant to Section 6.24;

(xii)                           evidence of compliance with and consummation of the transactions contemplated by Section 6.25; and

(xiii)                        all other documents, instruments and writings required to be delivered by Seller, the Company or its Subsidiary at or prior to the Closing pursuant to this Agreement.

2.4.                            Conditions Precedent to Obligations of Seller. The obligations of Seller at Closing under this Agreement are subject to the satisfaction or waiver by Seller of the following conditions precedent on or before the Closing Date:

(a)                                 Warranties True as of Both Present Date and Closing Date. Other than the Parent Fundamental Representations, the representations and warranties of Parent and Acquisition Company contained in Article V (disregarding all qualifications and exceptions therein relating to materiality) shall be true and correct in all respects on and as of the date hereof and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)). Notwithstanding the foregoing, any breach of the representations and warranties of Parent and Acquisition Company contained in Article V (other than the Parent Fundamental Representations) shall not be a failure of the condition precedent in this Section 2.4(a) unless such breach would have a material adverse effect on Parent’s or Acquisition Company’s ability to consummate the transactions contemplated hereby. The Parent Fundamental Representations (in each case disregarding all qualifications and exceptions therein relating to materiality) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)).

(b)                                 Compliance with Agreements and Covenants. Each of Parent and Acquisition Company shall have performed and complied in all material respects with all of their respective covenants, obligations and agreements contained in this Agreement to be performed and complied with by them on or prior to the Closing Date (provided that with respect to covenants and agreements that are qualified by materiality, Parent and Acquisition Company shall have performed or complied with such covenants and agreements, as so qualified, in all respects), except as otherwise permitted by Seller.

(c)                                  Approvals. All actions by or in respect of or filings with any Authority shall have been taken, made or obtained except for those which, if not taken, made or obtained (i) would not prohibit consummation of the transactions contemplated by this Agreement or (ii) could not, or could not reasonably be expected to, have a material adverse effect on Parent’s or Acquisition Company’s ability to consummate the transactions contemplated hereby.

(d)                                 Documents. Parent and Acquisition Company, as the case may be, shall execute and deliver, or cause to be executed and delivered, as applicable, the following documents prior to the Closing:

(i)                                     a certificate of an executive officer of Parent, in form and substance reasonably satisfactory to Seller, certifying resolutions of the board of directors of Parent approving this Agreement, the applicable Related Documents and the transactions contemplated hereby and thereby and setting forth (I) a good standing certificate of Parent, (II) a certified copy of Parent’s certificate of incorporation and bylaws and (III) an incumbency certificate with respect to all officers of Parent executing this Agreement, the applicable Related Documents and/or any instrument or document contemplated hereby or thereby;

(ii)                                  a certificate of an executive officer of Acquisition Company, in form and substance reasonably satisfactory to Seller, certifying resolutions of the managing member of Acquisition Company approving this Agreement, the applicable Related Documents and the transactions contemplated hereby and thereby and setting forth (I) a good standing certificate of Acquisition Company, (II) a certified copy of Acquisition Company’s certificate of formation and operating agreement and (III) an incumbency certificate with respect to all officers of the Acquisition Company executing this Agreement, the applicable Related Documents and/or any instrument or document contemplated hereby or thereby;

(iii)                               a certificate of an executive officer of each of Parent and Acquisition Company, substantially to the effect set forth in Section 2.4(a) and Section 2.4(b) with respect to the representations, warranties, agreements and covenants of each of Parent and Acquisition Company, as applicable;

(iv)                              signed counterparts from Parent and Acquisition Company, as applicable, of the Related Agreements; and

(v)                                 all other documents, instruments and writings required to be delivered by Parent and/or Acquisition Company at or prior to the Closing pursuant to this Agreement.

ARTICLE III
PURCHASE PRICE

3.1.                            Purchase Price.

(a)                                 On the date hereof, Parent shall, or Parent shall cause Acquisition Company to, pay or cause to be paid to Seller an aggregate cash payment equal to Nine Hundred Thousand Dollars ($900,000) (the “Signing Payment”), which shall be non-refundable except as provided in Section 8.2(b).

(b)                                 At the Closing, in accordance with Section 3.2 below, Parent shall, or Parent shall cause Acquisition Company to, pay or cause to be paid to Seller an aggregate cash payment equal to Seventeen Million One Hundred Thousand Dollars ($17,100,000) minus the Estimated Outstanding Indebtedness, and minus the Estimated Transaction Expenses (the “Initial Cash Price”), provided, however, that the Initial Cash Price shall be subject to increase or decrease following the Closing in accordance with Section 3.3 below.

(c)                                  The Initial Cash Price shall be payable as set forth in a “funds flow memo” (the “Funds Flow Memo”) to be delivered by Seller to Parent at least five (5) Business Days prior to the Closing Date. Without limiting any of Parent’s other rights or remedies, Parent may object that the Funds Flow Memo, or any component of it, has not been calculated in good faith or in a manner consistent with the terms hereof, in which case Parent shall deliver to Seller at least two (2) Business Days prior to the anticipated Closing Date a written statement in reasonable detail describing Parent’s good faith objections to the Funds Flow Memo (the “Parent Objection Notice”). Seller and Parent shall in good faith attempt to resolve any objections set forth in the Parent Objection Notice prior to the Closing, and Seller shall make such revisions to the disputed items as may be mutually agreed between Seller and Parent; provided, however, that if such a dispute is not resolved by Seller and Parent prior to the Closing, then such item shall remain as set forth in the Funds Flow Memo delivered by Seller. For the avoidance of doubt, any failure of Parent to raise any objection or dispute in the Parent Objection Notice shall not in any way prejudice Parent’s right to raise any matter pursuant to Section 3.3. Any changes made to the Funds Flow Memo pursuant to this Section 3.1(c) shall be deemed to be incorporated into the Funds Flow Memo delivered by Seller to Parent and shall constitute the “Funds Flow Memo” for purposes of this Agreement. Seller shall pay any and all Outstanding Indebtedness in connection with the Closing using the amounts included in the calculation of the Initial Cash Price and cause the full release and discharge of any and all Liens and guarantees arising thereunder. Seller shall obtain from the lenders and other parties thereto the full release and discharge of the Company and its Subsidiary from all Outstanding Indebtedness, including the full release and discharge of any and all Liens and guarantees arising thereunder. At or prior to the

Closing, Seller shall pay all Transaction Expenses using the amounts included in the calculation of the Initial Cash Price and deliver evidence of such payment to Parent in a form and substance reasonable acceptable to Parent. For the avoidance of doubt, in the event that the Company pays any Transaction Expenses, whether before or after the Closing, Sellers shall reimburse the Company the full amount thereof within ten (10) days following written notice thereof from Parent, provided that such written notice is delivered during the Review Period.

3.2.                            Payment of the Purchase Price. At the Closing, Parent shall, or Parent shall cause Acquisition Company to, wire transfer, to an account or accounts designated by the Seller at least one (1) Business Day prior to the Closing Date, the Initial Cash Price.

3.3.                            Initial Cash Price Adjustment.

(a)                                 Subsequent to the Closing and subject to this Section 3.3, the Initial Cash Price shall be:

(i)                                     decreased by the amount (if any) by which Final Outstanding Indebtedness exceeds the Estimated Outstanding Indebtedness, or increased by the amount (if any) by which Estimated Outstanding Indebtedness exceeds Final Outstanding Indebtedness; and

(ii)                                  increased by the amount (if any) by which Estimated Transaction Expenses exceeds the Final Transaction Expenses, or decreased by the amount (if any) by which Final Transaction Expenses exceeds Estimated Transaction Expenses.

The Initial Cash Price, as so increased or decreased in accordance with this Section 3.3(a), shall be the “Final Purchase Price”.

(b)                                 As soon as reasonably practicable after the Closing, but not later than one hundred twenty (120) calendar days after the Closing Date (the “Review Period”), Parent shall (i) prepare a statement of the calculation of Final Transaction Expenses, Final Outstanding Indebtedness and the Final Purchase Price (the “Closing Date Statement”), and (ii) deliver to Seller the Closing Date Statement.

(c)                                  In connection with Seller’s review of the Closing Date Statement, Parent shall permit Seller (upon request) and its representatives reasonable access to books and records of the Company, during normal business hours and subject to withholding to the least extent necessary any documents or information in order to protect attorney-client privilege, to aid in its review of the Closing Date Statement. Subject to the limitations in the preceding sentence, upon Seller’s request, and after Seller has executed confidentiality agreements in form and substance reasonably acceptable to Parent, Parent shall make available to Seller copies of the work papers of Parent, the Company and Acquisition Company generated, underlying or utilized in connection with the preparation of the Closing Date Statement and the calculation of the Final Purchase Price to the extent reasonably necessary to verify the accuracy of the presentation of the Closing Date Statement and calculation of the Final Purchase Price in conformity with this Agreement.

(d)                                 Within sixty (60) calendar days after its receipt of the Closing Date Statement, Seller shall either inform Parent in writing that the Closing Date Statement is acceptable or object thereto in writing, setting forth a statement in reasonable detail describing each of its objections. If Seller so objects and the parties do not resolve such objections on a mutually agreeable basis within thirty (30) calendar days after Parent’s receipt of Seller’s objections, the remaining disputed items shall be resolved within an additional thirty (30) calendar days by a mutually agreed independent accounting firm (the “Referral Firm”). Seller shall make available to Parent (upon request following the giving of any objection to the Closing Date Statement) copies of work papers of Seller generated in connection with its review of the Closing Date Statement (subject to withholding to the least extent necessary any documents or information in order to protect attorney-client privilege) to the extent reasonably necessary to verify the accuracy of the presentation of Seller’s objections so long as Parent has executed confidentiality agreements in form and substance reasonable acceptable to Seller.  Upon the agreement of the parties, the decision of the Referral Firm or if Seller fails to deliver an objection to Parent within the 60-day period referred to above, then the Closing Date Statement, as so adjusted (or the Closing Date Statement delivered by Parent to Seller, if Seller fails to deliver such objection to Parent within such 60-day period) (the “Final Closing Date Statement”), shall be final, conclusive and binding against the parties hereto. The statements of Final Transaction Expenses and Final Outstanding Indebtedness set forth in the Final Closing Date Statement shall be the “Final Transaction Expenses” and “Final Outstanding Indebtedness” for all purposes hereunder.

(e)                                  In resolving any disputed item, the Referral Firm (i) shall be bound by the provisions of this Section 3.3, (ii) shall limit its decision to such items as are in dispute and (iii) shall make its determination based solely on presentations by Parent and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e. not on the basis of independent review). The Referral Firm may not assign a value to any disputed item greater than the greatest value for such disputed item claimed by either party or less than the lowest value for such disputed item claimed by either party. All fees and expenses relating to the work, if any, to be performed by the Referral Firm will be allocated between Parent and Seller in the same proportion that the aggregate amount of the disputed items so submitted to the Referral Firm that is unsuccessfully disputed by each such party (as finally determined by the Referral Firm) bears to the total amount of such disputed items so submitted. All determinations made by the Referral Firm shall be final, conclusive and binding on the parties.

(f)                                   Promptly and in any event within five (5) Business Days after their receipt or deemed finalization of the Final Closing Date Statement, Seller and Parent shall compute the difference, if any, between the Initial Cash Price and the Final Purchase Price and (i) if the Initial Cash Price exceeds the Final Purchase Price, then Seller shall promptly and in any event no later than the last day of such five (5) Business Day period pay Parent an amount in cash equal to such excess amount and (ii) if the Initial Cash Price is less than the Final Purchase Price, then Acquisition Party shall promptly and in any event no later than the last day of such five (5) Business Day period pay Seller an amount in cash equal to such deficiency.

3.4.                            Earn-Out. If the Closing occurs and this Agreement is not terminated by the parties hereto, Parent agrees to make an additional payment to Seller (the “Earn-Out Payment” and, together with the Final Purchase Price, the “Aggregate Consideration”) upon the terms and subject to the conditions of this Section 3.4, which Earn-Out Payment, if any, will be paid to Seller in accordance with this Section 3.4.

(a)                                 Earn-Out Payment Amount.

(i)                                     If the Earn-Out EBITDA Amount exceeds the Final Purchase Price, the Earn-Out Payment shall be equal to (A) the Earn-Out EBITDA Amount minus (B) the Final Purchase Price.

(ii)                                  If the Earn-Out EBITDA Amount is equal to or less than the Final Purchase Price, no Earn-Out Payment shall be due or payable to Seller.

(b)                                 Earn-Out Statement and Payment. Within ninety (90) days after the end of calendar year 2016, Parent shall calculate the Earn-Out EBITDA Amount and shall deliver to Seller a report setting forth in reasonable detail the Earn-Out EBITDA Amount (the “Earn-Out Statement”). If, pursuant to the Earn-Out Statement, the Earn-Out Payment is due and payable to Seller in accordance with Section 3.4(a), Parent shall cause Acquisition Company to pay Seller the Earn-Out Payment within ten (10) Business Days following Parent’s delivery of the Earn-Out Statement in accordance with Section 3.4(d) below.

(c)                                  Disputed Earn-Out Statement. If, pursuant to the Earn-Out Statement, either (x) the Earn-Out Payment is not due and payable to Seller in accordance with Section 3.4(a) or (y) Seller objects to the calculation of the Earn-Out EBITDA Amount, then Seller shall have the option to dispute the Earn-Out Statement in accordance with the following:

(i)                                     If Seller wishes to dispute any portion of the Earn-Out Statement, Seller shall deliver to Parent within sixty (60) calendar days after Seller’s receipt of the Earn-Out Statement a written statement specifying any objections thereto (an “Earn-Out Objections Statement”), which objections shall describe in reasonable detail the nature and amount of the disagreement(s) asserted. If Seller does not deliver an Earn-Out Objections Statement within such sixty (60) calendar day period, then the Earn-Out Statement shall become final and binding upon all parties hereto. In connection with Seller’s review of the Earn-Out Statement, Parent shall permit Seller (upon request) and its representatives reasonable access to books and records of the Company, during normal business hours and subject to withholding to the least extent necessary any documents or information in order to protect attorney-client privilege, to aid in its review of the Earn-Out Statement. Subject to the limitations in the preceding sentence, upon Seller’s request, and after Seller has executed confidentiality agreements in form and substance reasonable acceptable to Parent, Parent shall make available to Seller copies of the work papers of Parent, the Company and Acquisition Company generated, underlying or utilized in connection with the preparation of the Earn-Out Statement and the calculation of the Earn-Out EBITDA Amount to the extent reasonably necessary to verify the accuracy of the presentation of the Earn-Out Statement and calculation of the Earn-Out EBITDA Amount in conformity with this Agreement

(ii)                                  If Seller delivers an Earn-Out Objections Statement within such sixty (60) calendar day period described in Section 3.4(c)(i) above, then Seller and Parent shall negotiate in good faith for thirty (30) calendar days following Parent’s receipt of such Earn-Out Objections Statement to resolve such objections (any unresolved objection, an “Earn-Out Dispute”). After such thirty (30) calendar day period, any item or matter set forth in the Earn-Out Statement that is not an Earn-Out Dispute shall become final and binding upon all parties hereto. If Seller and Parent are unable to resolve all objections during such thirty (30) calendar day period, then any remaining Earn-Out Disputes, and only such remaining Earn-Out Disputes, shall be resolved by the Referral Firm. The Referral Firm shall be instructed to resolve any such remaining Earn-Out Disputes in accordance with the terms of this Agreement within thirty (30) calendar days after its appointment (or such longer period as Seller and Parent may agree). The resolution of such Earn-Out Disputes by the Referral Firm (A) shall be set forth in writing, (B) shall be within the range of dispute between Seller and Parent, (C) shall constitute an arbitral award, and (D) shall be conclusive and binding upon all the parties upon which a judgment may be rendered by a court having proper jurisdiction thereover. Upon delivery of such resolution, the Earn-Out Statement, as modified in accordance with such resolution, shall become final and binding upon all parties hereto. If, pursuant to the Earn-Out Statement as modified in accordance with the Referral Firm’s resolution, the Earn-Out Payment is due and payable to Seller, Parent shall pay to Seller in accordance with Section 3.4(d) below the Earn-Out Payment within ten (10) Business Days following the Referral Firm’s delivery of such resolution.

(iii)                               The fees, costs and expenses of the Referral Firm shall be borne by either Seller or Parent as follows:  (A) if as a result of the Referral Firm’s resolution of all Earn-Out Disputes, the Earn-Out Payment shall become due and payable in accordance with Section 3.4(a), then Parent shall bear the fees, costs and expenses of the Referral Firm, and (B) if following the Referral Firm’s resolution of all Earn-Out Disputes, the Earn-Out Payment shall still not be due or payable in accordance with Section 3.4(a), then Seller shall bear the fees, costs and expenses of the Referral Firm.

(d)                                 Form of Payment. The Earn-Out Payment, if any, shall be payable by Parent as follows:  (i) 75% of the Earn-Out Payment shall be paid in cash (the “Earn-Out Cash Payment”) and (ii) 25% of the Earn-Out Payment shall be paid in restricted (within the meaning of Rule 144 under the Securities Act) shares of Parent Common Stock (such Parent Common Stock, the “Earn-Out Shares” and, such payment, the “Earn-Out Stock Payment”), provided, however, that if, as a result of the foregoing calculation, the aggregate number of Earn-Out Shares to be issued to Seller under this Section 3.4(d) would, in the good faith judgment of Parent, require shareholder approval pursuant to NASDAQ Stock Market, Equity Rule 5635, then (I) the number of Earn-Out Shares issued to Seller shall be reduced to a number of shares equal to 19.99% of the total number of shares of Parent Common Stock outstanding as of the date of the required calculation and (II) the Earn-Out Cash Payment shall be increased by an amount equal to the decrease in the amount of the Earn-Out Stock Payment pursuant to the preceding subclause (I). Notwithstanding anything in this Agreement to the contrary, if at the time that the Earn-Out Payment is due, if at all, the Parent Common Stock is no longer publicly-traded on a nationally recognized exchange, then 100% of the Earn-Out Payment shall be paid in cash.

(e)                                  For purposes of determining the aggregate number of Earn-Out Shares, if any, such number of Earn-Out Shares shall be equal to (x) the portion of the Earn-Out Payment not paid in cash divided by (y) the volume weighted average closing price of Parent Common Stock during the five (5) trading day period immediately preceding the date on which the Earn-Out Payment is paid. The cash portion of such Earn-Out Payment, if any, shall be paid by wire transfer of immediately available funds to an account designated by Seller at least one (1) Business Day prior to the date on which the Earn-Out Payment is paid. Notwithstanding anything in this Agreement to the contrary, the Earn-Out Payment, if any, shall constitute part of the Final Purchase Price for the sale, conveyance, assignment, transfer and delivery of the Common Stock under this Agreement, and shall not be construed as consideration for the services of Todd Sims or James Reichardt in their respective capacities as an employee, consultant, director or officer of Parent or any of its Affiliates.

(f)                                   Earn-Out Payment Offset. Notwithstanding anything in this Agreement or in the Employment Agreements, in the event that either Sims or Reichardt receive a Payment (as such term is defined in the Employment Agreements), the Earn-Out Payment, if any, shall be reduced on a dollar-for-dollar basis by the aggregate amount of any such Payment made to either Sims or Reichardt.

3.5.                            Withholding. Notwithstanding anything in this Agreement to the contrary, Parent, Acquisition Company, the Company or Flavorus Software, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to Seller or the recipient of a payment in respect of restricted stock, such amount as Parent, Acquisition Company, the Company or Flavorus Software, as applicable, is required to deduct and withhold with respect to such payment under the Code, or any applicable provision of state, local or foreign Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Sims and Reichardt, severally and not jointly, hereby represent and warrant to Parent and Acquisition Company, as of the date hereof and as of the Closing Date, that, except as set forth in the Disclosure Schedule but subject to Section 9.16:

4.1.                            Organization, Subsistence and Qualification of the Company and its Subsidiary.

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and its sole Subsidiary, Flavorus Software, is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia, in each case, with full power and authority to own or lease its property and assets and to carry on its Business as presently conducted. The respective jurisdictions in which the Company and its Subsidiary are qualified to do business as a foreign entity are set forth in Schedule 4.1(a) and constitute all of the jurisdictions where such qualification is necessary, except where the failure to qualify would not have a Material Adverse Effect, and the Company and its Subsidiary are in good standing in all such jurisdictions. Flavorus Software is a wholly-owned Subsidiary of the Company and is the only Subsidiary of the Company, whether direct or indirect.

(b)                                 Except as set forth in Schedule 4.1(b), neither the Company nor its Subsidiary have never conducted any business under, owned or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the Names.

(c)                                  Prior to the date hereof, Seller has made available to Parent complete and correct copies of the articles of incorporation and bylaws (or articles) of the Company and its Subsidiary.

(d)                                 There are no preemptive or other options, warrants, rights, conversion rights, stock appreciation rights, redemption rights, convertible securities or other agreements or commitments obligating the Company or its Subsidiary to issue, transfer or sell, repurchase or redeem, or cause the issuance, transfer, sale, repurchase or redemption of, or give any Person a right to subscribe for or acquire, or in any way dispose of, any capital stock of the Company or the Flavorus Software Stock. Except as set forth in Schedule 4.1(d), there are no declared or unpaid dividends or distributions with respect to any such capital stock or equity interest. There are not any bonds, debentures, notes or other Indebtedness of either the Company or its Subsidiary having the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock or equity interest may vote. There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the capital stock or other equity interests of the Company or its Subsidiary.  There are no voting trusts, equityholder or stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting, consenting or transfer of any capital stock or equity interests of the Company or its Subsidiary.

4.2.                            Due Authorization. Seller has full power and authority to enter into this Agreement and its respective Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and its respective Related Agreements have been duly and validly authorized and approved. Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its respective Related Agreements. Assuming due and valid authorization, execution, and delivery by Parent and Acquisition Company, this Agreement constitutes the legal, valid and binding obligation of Seller and upon execution and delivery (and assuming due and valid authorization, execution, and delivery by Parent and Acquisition Company), Seller’s respective Related Agreements will constitute legal, valid and binding obligations of Seller and the Company, as applicable, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles, regardless of whether asserted in a proceeding in equity or at law.

4.3.                            Consents and Approvals; No Conflicts. The execution, delivery and performance by Seller of this Agreement and its respective Related Agreements will not (i) to the Seller’s Knowledge, violate any Law applicable to Seller, the Company or its Subsidiary; (ii) require any material filing or registration by Seller, the Company or its Subsidiary with, or consent or approval with respect to Seller or the Company of, any Authority; (iii) except as set forth in Schedule 4.3, require the consent, notice or other action by any Person under, violate or conflict with, or result in a breach or default under (which with or without the giving of notice or lapse of time, or both, would become a default) or result in the termination, amendment, acceleration of obligations, suspension, modification, revocation or cancellation or result in the loss of a material benefit or increase in fee, liability or obligation (whether after the filing of notice or the lapse of time or both) under or in respect of any deed of trust, license, franchise, permit or Contract to which Seller, the Company or its Subsidiary is bound or by which any of their respective assets are subject; (iv) result in imposition of any Lien on any properties or assets of Seller, the Company or its Subsidiary; or (v) violate or conflict with the organizational documents of the Company or its Subsidiary, except, with respect to clause (iii) only, where any such filing, registration, consent or approval, if not made or obtained, or any such violation, conflict, breach or default, would not have a Material Adverse Effect.

4.4.                            Financial Statements.

(a)                                 True and complete copies of (i) the audited consolidated balance sheet and the related consolidated statement of income and expenses, stockholders’ equity and cash flows of the Company and its Subsidiary for the fiscal year ended as of December 31, 2012 and (ii) the reviewed consolidated balance sheet and the related consolidated statement of income and expenses, stockholders’ equity and cash flows of the Company and its Subsidiary for the fiscal year ended as of December 31, 2013, in each case, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s accountant (collectively, the “Financial Statements”) have been made available or will be made available by the Company to Acquisition Company on or prior to the Closing. The Financial Statements (A) were prepared in accordance with the books of account and other financial records of the Company and its Subsidiary, (B) present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiary as of the dates thereof or for the periods covered thereby, (C) except for the reviewed Financial Statements for 2013, have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company, (D) except for the reviewed Financial Statements for 2013, include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Company and the results of the operations of the Company in all material respects as of the dates thereof or for the periods covered thereby, (E) were prepared by a public accounting firm registered and in good standing with the Public Company Accounting Oversight Board and (F) comply with all requirements of the SEC.

(b)                                 Set forth in Schedule 4.4(b) is Seller’s good faith estimate, as of the date hereof, of the Estimated Transaction Expenses and Estimated Outstanding Indebtedness and the components thereof.

(c)                                  The Closing Date Balance Sheet shall have been prepared in good faith.

4.5.                            Real Property. There is no real estate or interests in real estate (collectively, “Real Property”) owned by the Company or its Subsidiary and used in the conduct of the Business. Schedule 4.5 lists all Real Property leased by the Company or its Subsidiary and used in the conduct of the Business (the “Leased Real Property”) and identifies the lessee and lessor thereof and the date of the lease relating thereto (each, a “Real Property Lease”). The Company or its Subsidiary, as applicable, has good, marketable and insurable leasehold title to the Real Property leased by it, free and clear of all Liens. The Real Property listed in Schedule 4.5 constitutes all interests in Real Property currently used, occupied or held for use in connection with the Business. Each of the Real Property Leases is in full force and effect. The Company or its Subsidiary, as applicable, is not in material default under any Real Property Lease, and no events have occurred and no circumstances exist which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. There are no pending or, to Seller’s Knowledge, threatened, appropriation, condemnation, eminent domain or like proceedings relating to the Leased Real Property.

4.6.                            Absence of Questionable Payments. To Seller’s Knowledge, neither the Company nor any Affiliate, director, officer, member, partner, employee, agent, representative or other Person, in each case acting on behalf of the Company has:  (i) used any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activities of government officials or others, or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

4.7.                            Capitalization.

(a)                                 All of the issued and outstanding capital stock of the Company and its Subsidiary were duly authorized for issuance, are validly issued, fully paid and non-

assessable, were not issued in violation of any preemptive or similar rights and are lawfully owned of record and beneficially by Seller or the Company, as applicable, in the respective amounts set forth in Schedule 4.7(a). All of the issued and outstanding capital stock of the Company and its Subsidiary have been issued in compliance with applicable federal and state securities Laws.

(b)                                 Except as described in Schedule 4.7(b), there is no existing option, warrant, call, right or agreement of any character to which the Company or its Subsidiary is a party requiring, and there are no securities of the Company or its Subsidiary outstanding which upon conversion, exercise or exchange would require, the issuance, sale or transfer of any additional equity interests or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any equity interests in the Company or its Subsidiary and there does not exist any binding obligation or commitment requiring the grant of any of the foregoing interests or securities. Except as described in Schedule 4.7(b), there are no obligations, contingent or otherwise, of the Company or its Subsidiary to (i) repurchase, redeem or otherwise acquire any equity interest, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights of the Company or its Subsidiary. There are no bonds, debentures, notes or other indebtedness of the Company or its Subsidiary having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which equity owners of the Company or its Subsidiary, as applicable, may vote. There are no voting trusts, irrevocable proxies or other similar agreements to which Seller or the Company or its Subsidiary is a party which could have any bearing upon the Company’s or its Subsidiary’s receipt of approval of this Agreement and the transactions contemplated hereby.

(c)                                  Immediately following the Closing, (i) Acquisition Company will own all of the outstanding shares of capital stock of the Company and (ii) the Company will own all of the outstanding shares of capital stock of Flavorus Software, in each case, free and clear of all Liens (other than restrictions on transfer under applicable state and/or federal securities laws).

4.8.                            Liabilities. Neither the Company nor its Subsidiary have any Indebtedness or other adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), other than those set forth on (i) Schedule 4.8, (ii) the Financial Statements or (iii) those incurred in the Ordinary Course of the Company’s Business which are not material.

4.9.                            Absence of Certain Events. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.9, since December 31, 2012, Seller, the Company and its Subsidiary have conducted its business only in the Ordinary Course of the Company’s Business. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, since December 31, 2012:

(a)                                 there has not been any change, event, fact, condition, development or occurrence that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                                 there has not been any material damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or its Subsidiary or the waiver of any right of material value with respect thereto;

(c)                                  there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any equity interests of the Company or its Subsidiary, or any repurchase, redemption or other acquisition by the Company or its Subsidiary of any outstanding equity interests or other securities of the Company or its Subsidiary;

(d)                                 neither the Company nor its Subsidiary has entered into or materially amended any employment, deferred compensation, retention, change in control, severance or similar agreement or agreed to materially increase the compensation payable or to become payable by it to any of its current or former directors, officers, partners, members, managers, employees, agents or representatives or agreed to materially increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus, commission, fee sharing or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such Persons;

(e)                                  neither the Company nor its Subsidiary has made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;

(f)                                   neither the Company nor its Subsidiary has entered into any transaction or agreement, or sold, leased or otherwise transferred any assets, or incurred any liabilities, in each case, other than in the Ordinary Course of the Company’s Business;

(g)                                  neither the Company nor its Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person, which, individually or in the aggregate, are material;

(h)                                 neither the Company nor its Subsidiary has made or committed to make any capital expenditures or capital additions in excess of $25,000 individually or $50,000 in the aggregate;

(i)                                     neither the Company nor its Subsidiary has issued, created, incurred, assumed or guaranteed any Indebtedness which has a term in excess of one year and an obligation in excess of $30,000;

(j)                                    neither the Company nor its Subsidiary has granted any license or sublicense of any rights under or with respect to any Intellectual Property except in the Ordinary Course of the Company’s Business;

(k)                                 neither the Company nor its Subsidiary has made any material change in the accounting methods or practices it follows, whether for general financial or tax purposes or otherwise;

(l)                                     with respect to the Company or its Subsidiary, there has not been any adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(m)                             with respect to the Company or its Subsidiary, there has not been any amendment of the articles of incorporation, by-laws or other organizational documents of the Company or its Subsidiary;

(n)                                 with respect to the Company or its Subsidiary, there has not been any issuance, sale or other disposition, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise), any capital stock or any equity interests of the Company or its Subsidiary;

(o)                                 with respect to the Company or its Subsidiary, there has not been any (i) increase in compensation or benefits, or any award or grant under any Benefit Arrangement, to any current or former employee, director, consultant or agent of the Company or its Subsidiary, except for increases in compensation in the ordinary course of business consistent with past practice or as may be required under existing agreements (as in effect on the date hereof) or under applicable law or (ii) failure to make contributions to any Benefit Arrangement in accordance with past practice;

(p)                                 with respect to the Company or its Subsidiary, there has not been any discharge or settlement of any actions, suits, claims, investigations or other legal proceedings;

(q)                                 neither the Company nor its Subsidiary has materially modified, terminated or failed to renew any Material Contract; and

(r)                                    neither the Company nor its Subsidiary has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4.9.

4.10.                     Taxes.

(a)                                 All Tax Returns required to be filed by or on behalf of the Company or its Subsidiary have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes due and payable by or on behalf of the Company or its Subsidiary (whether or not shown on any Tax Return) have been fully and timely paid, except such Taxes as are being contested in good faith. Neither the Company nor its Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. The Company and its Subsidiary has complied in all respects with all applicable Laws relating to the collection, payment and withholding of Taxes in connection with sales and in connection with amounts allocated, paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely collected or withheld and paid over to the appropriate Taxing Authority all amounts required to be so collected or withheld and paid under all applicable Laws. To the Seller’s Knowledge, all Forms W-2 and 1099 required with respect to any payment or withholding by the Company or its Subsidiary have been properly completed and timely filed.

(b)                                 There is no dispute or claim concerning any liability for Taxes of the Company or its Subsidiary (including any attempt by a Taxing Authority to recharacterize income reported by the Company or its Subsidiary) either (A) claimed or raised by any Taxing Authority in writing or (B) as to which Seller has knowledge. Seller has delivered to Acquisition Company complete copies of (i) all federal, state, local and foreign Tax Returns of the Company and its Subsidiary relating to the taxable periods since inception and (ii) any audit report issued since inception relating to any Taxes due from or with respect to the Company or its Subsidiary. There are no audits or investigations of the Company or its Subsidiary by any Taxing Authority in progress, nor has the Company or its Subsidiary received any written notice from any Taxing Authority that the conduct of such an audit or investigation is anticipated. No written claim has been made by, and no written notice, questionnaire or written inquiry has been received by the Company or its Subsidiary from, a Taxing Authority in a jurisdiction where the Company or its Subsidiary does not file Tax Returns to the effect that the Company or its Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company or its Subsidiary arising as a result of any failure (or alleged failure) to pay any Tax. The Company and its Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and the Company and its Subsidiary have not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b). Neither the Company nor its Subsidiary has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment of deficiency. Neither the Company nor its Subsidiary is a party to any Tax allocation or sharing agreement.

(c)                                  Neither the Company nor its Subsidiary has (i) agreed to nor, to the Seller’s Knowledge, are either of them required to, make any adjustments pursuant to Section 481(a) of the Code or any corresponding provision of any other Tax Law, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed on or before the extended due date, (iv) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect the assessment or collection of Taxes, which Taxes have not since been paid, (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter, (vi) received or been the subject of a written ruling of a Taxing Authority with respect to Taxes (“Tax Ruling”) or a request for Tax Ruling, (vii) entered into an installment sale or open transaction prior to the Closing Date, or (viii) received any prepaid amount on or prior to the Closing Date. Neither the Company nor its Subsidiary has entered into any agreement with any Taxing Authority pursuant to which the Company would be required to take any action. Neither the Company nor its Subsidiary is a foreign person within the meaning of Sections 7701(a)(1) and 7701(a)(5) of the Code. Neither the Company nor its Subsidiary has distributed equity interests of another Person, or has had its equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(d)                                 Neither the Company nor its Subsidiary is a party to any Tax allocation or sharing agreement. The Company has not been a member of an Affiliated group filing a consolidated federal income Tax Return and has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise.

(e)                                  The unpaid Taxes of Company and its Subsidiary did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect the timing differences between book and Tax income) set forth on its most recent balance sheet (rather than in any notes thereto), and do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company in filing its Tax Returns.

(f)                                   Neither the Company nor its Subsidiary has (i) been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of United States state, local or foreign law), (iii) been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of United States state, local or foreign law); (iv) been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (v) engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

4.11.                     Intellectual Property.

(a)                                 Schedule 4.11(a) sets forth a true, accurate, and complete list of (i) all Company IP (other than generally available, commercial, off-the-shelf Software), including, with regard to all Registered Company Intellectual Property, the record owner of such Registered Company Intellectual Property and the jurisdictions in which each of the Registered Company Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed; and (ii) all unregistered Trademarks used by the Company or its Subsidiary. Schedule 4.11(a) also lists any proceedings or actions before any Authority (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any Company IP that is owned by the Company or its Subsidiary.

(b)                                 Each item of Registered Company Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Company Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Company Intellectual Property. Neither Seller, the Company nor its Subsidiary has dedicated to the public domain, or forfeited or abandoned or otherwise allowed to become public domain any material Intellectual Property that is or was owned by the Company or its Subsidiary. To the Seller’s Knowledge, there are no facts or circumstances that would render any Registered Company Intellectual Property invalid or unenforceable. Neither the Company nor its Subsidiary has misrepresented, or failed to disclose, any facts or circumstances in any application for any Registered Company Intellectual Property that would constitute fraud with respect to such application.

(c)                                  Except as disclosed in Schedule 4.11(c), each item of Company IP is either: (i) owned solely by the Company or its Subsidiary free and clear of any Liens, or (ii) rightfully Used and authorized for Use by the Company or its Subsidiary pursuant to a valid and enforceable written IP Contract.

(d)                                 The Company or its Subsidiary owns, or has acquired the necessary licenses to use, all material Intellectual Property that is in use by the current activities of the Company or its Subsidiary with respect to the Business.

(e)                                  The Company and its Subsidiary are in compliance in all material respects with, and have not breached, violated, or defaulted under, or received written notice that either has breached, violated, or defaulted under, any of the terms or conditions of any IP Contract to which the Company or its Subsidiary is a party or is otherwise bound, nor, to Seller’s Knowledge, is there any event or occurrence that would reasonably be expected to constitute such a breach, violation, or default (with or without the lapse of time, giving of notice or both). Each material IP Contract is in full force and effect, and neither the Company nor its Subsidiary is in default thereunder, nor is any party obligated to the Company or its Subsidiary pursuant to any such IP Contract in default thereunder.

(f)                                   The consummation of the transactions contemplated by this Agreement will not (i) restrict, limit, invalidate, result in the loss of, or otherwise adversely affect any right, title, or interest of the Company or its Subsidiary in any material Company IP, nor their rights to Use any material Company IP that is licensed from a third party; (ii) grant or require the Company or its Subsidiary to grant to any Person any rights with respect to any material Company IP, other than those granted in the absence of the consummation of the transactions contemplated by this Agreement; (iii) subject the Company or its Subsidiary to any increase in payments under any material IP Contract, other than those owing in the absence of the consummation of the transactions contemplated by this Agreement; (iv) diminish any payments to which the Company or its Subsidiary would otherwise be entitled to under any material IP Contract in the absence of the consummation of the transactions contemplated by this Agreement; or (v) result in a Material Adverse Effect, or result in the breach or, by the terms of such contract, termination of any IP Contract.

(g)                                  [Intentionally Omitted]

(h)                                 All of the material Company IP of which any employee, consultant or independent contractor of the Company or its Subsidiary was the creator or with respect to the creation or development of which any employee, consultant or independent contractor of the Company or its Subsidiary was involved was either (i) created by such employee as an employee of, and within the scope of his employment with, the Company or its Subsidiary, or (ii) was effectively assigned by such employee, consultant or independent contractor to the Company or its Subsidiary, and each such Intellectual Property included in clause (i) or (ii) above is owned exclusively by the Company or its Subsidiary.

(i)                                     Except as set forth on Schedule 4.11(i), no third party has any rights to any material Company IP owned by the Company or its Subsidiary (other than non-exclusive license rights).

(j)                                    Neither the Company, its Subsidiary, nor any of their respective activities or the Company Products infringes, misappropriates, or otherwise violates, or has infringed, misappropriated, or otherwise violated any Intellectual Property right of any Person. Except as set forth on Schedule 4.11(j), neither the Company nor its Subsidiary has received, at any time during the three (3) year period preceding the date hereof, and is not aware of any facts that indicate a likelihood of receiving, written notice from any Person directing the Company or its Subsidiary to review or consider the applicability of such Person’s Intellectual Property to the Business and/or the Company IP or claiming that the operation of the Business of the Company or its Subsidiary or any act, product, technology or service of the Company or its Subsidiary, in each case, infringes, misappropriates, or dilutes any Intellectual Property of any Person (including, without limitation, any demand or request that the Company license any rights from a third party).

(k)                                 To the Seller’s Knowledge, there is no unauthorized use, or any infringement or misappropriation of any Company IP. Except as disclosed in Schedule 4.11(k), there are no actions or claims pending in which the Company or its Subsidiary alleges that any Person is infringing, misappropriating, or otherwise violating any Company IP.

(l)                                     Except with respect to licenses of generally available, commercial, off-the-shelf Software licensed pursuant to standardized end-user or enterprise licenses for Software in object code format available for a license fee of no more than $5,000, and except pursuant to the IP Contracts listed in Schedule 4.11(l), neither the Company nor its Subsidiary is required, obligated, or under any liability whatsoever, to make any payments or provide any other consideration of any kind, to any owner of, licensor of, or other claimant to any Company IP, or to any other Person with respect to the Company’s or its Subsidiary’s Use of any Company IP.

(m)                             Schedule 4.11(m) sets forth a true, complete, and accurate list of all IP Contracts to which the Company or its Subsidiary is a party (other than licenses of generally available, commercial, off-the-shelf Software licensed to the Company or its Subsidiary pursuant to standardized end-user or enterprise licenses for Software in object code format available for a license fee of no more than $5,000) that: (i) constitute Material Contracts; (ii) contain a covenant not to compete or otherwise limit the Company’s or its Subsidiary’s ability to Use any of the Company IP, or (iii) contain an agreement by the Company or its Subsidiary to indemnify any other Person against any claim of infringement of, violation, misappropriation, or unauthorized use of any Intellectual Property. Seller has delivered to Acquisition Company true, correct, and complete copies of each such IP Contract set forth on Schedule 4.11(m), together with all amendments, modifications, or supplements thereto.

(n)                                 In each case in which the Company or its Subsidiary has acquired ownership of any Company IP that is material to the Business from any Person, the Company or its Subsidiary has obtained a valid and enforceable written assignment sufficient to irrevocably transfer all such Company IP to the Company or its Subsidiary. To the Seller’s Knowledge, the owners of any Intellectual Property licensed to the Company or its Subsidiary have taken all necessary actions to maintain and protect the Intellectual Property that is subject to such licenses.

(o)                                 No Trade Secret or any other non-public, proprietary information material to the business of the Company or its Subsidiary as presently conducted or as presently proposed to be conducted has been authorized to be disclosed or has been actually disclosed to any Person other than pursuant to a written non-disclosure agreement with the Company or its Subsidiary that includes appropriate restrictions on the disclosure and use of such information designed to preserve such information’s status as confidential or as a Trade Secret. The Company and its Subsidiary have taken commercially reasonable security measures to protect the secrecy, confidentiality, and value of all such Trade Secrets and non-public, proprietary information.

(p)                                 No present or former employee, consultant or independent contractor of the Company or its Subsidiary has any right, title, or interest, directly or indirectly, in whole or in part, in any Company IP. None of the Company’s or its Subsidiary’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or its Subsidiary or that would conflict with the Business as presently conducted and as presently proposed to be conducted. No employee, consultant, or independent contractor of the Company or its Subsidiary is, as a result of or in the course of such employee’s, consultant’s, or independent contractor’s engagement by the Company or its Subsidiary, in default or breach of any material term of any such agreement.

(q)                                 Schedule 4.11(q) sets forth separately a complete and accurate list of (i) all Software that is owned exclusively by the Company or its Subsidiary that is material to the operation of the Business as presently conducted and presently proposed to be conducted; (ii) all Software that is used by the Company or its Subsidiary in any aspect of the Business as presently conducted and presently proposed to be conducted that is not exclusively owned by the Company or its Subsidiary, excluding generally available, commercial, off-the-shelf Software licensed pursuant to standardized end-user or enterprise licenses for Software in object code format available for a license fee of no more than $5,000 and (iii) for each of the foregoing items of Software, any and all Contracts pursuant to which the Company or its Subsidiary derives its ownership of or right to use such item of Software.

(r)                                    All information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the Business (collectively, “Company IT Systems”) have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the Company’s industry, to ensure proper operation, monitoring and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Business in all material respects. The Company and its Subsidiary have in place a commercially reasonable disaster recovery program, including providing for the regular back-up and prompt recovery of the data and information necessary to the conduct of the Business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the Business.

(s)                                   With respect to the use, operation, implementation and delivery of the Software in the Business, (i) no capital expenditures are necessary with respect to such use other than capital expenditures in the ordinary course of business that are consistent with the past practice of the Company or its Subsidiary, (ii) neither the Company nor its Subsidiary has experienced any material defects in such Software, including any material error or omission in the processing of any transactions other than defects which have been corrected, and (iii) to Seller’s Knowledge, no such Software (x) contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or (y) is subject to the terms of any “open source” or other similar license that provides for the source code of the Software to be publicly distributed or dedicated to the public.

(t)                                    Except with respect to User Data, all right, title, and interest in and to the data included in the Company IP that is material to the Business and contained in any database used or maintained by the Company or its Subsidiary (collectively, the “Company Data”) is owned by the Company or its Subsidiary, free and clear of all Liens.

(u)                                 The Company and its Subsidiary have established and are in compliance with a written information security program or programs covering the Company and its Subsidiary that: (i) includes safeguards for the security, confidentiality, and integrity of transactions with respect to confidential or proprietary Company Data; and (ii) is designed to protect against unauthorized access to the Company IT Systems, Company Data, and the systems of any third party service providers that have access to (A) Company Data or (B) Company IT Systems. During the three (3) years prior to the date hereof, (i) there have been no material security breaches in the Company IT Systems, and (ii) there have been no disruptions in any of the Company IT Systems that have adversely affected in any material respect the Business or operations.

(v)                                 Schedule 4.11(v) contains each Company Privacy Policy. The Company and its Subsidiary have complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Laws pertaining to privacy, as well as its own rules, policies, and procedures, relating to privacy, data protection, collection, storage, onward transfer, and use of all Personal Data and other financial information collected, used, or held for use by the Company or by third parties having authorized access to the Company IT Systems or other records in the conduct of the Business. The Company and its Subsidiary have taken reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse. No claims have been asserted or threatened against the Company or its Subsidiary alleging a violation of any Person’s privacy, publicity, or Personal Data or data rights.

(w)                               Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor Acquisition Company’s or Parent’s possession or use of the User Data or any data or information in the databases of the Company or its Subsidiary or the Company IT Systems, will result in any violation of any Company Privacy Policy or any applicable Law, rule, policy, or procedure pertaining to privacy, User Data, Personal Data, publicity, data protection, or the collection and use of personal information. The Company and its Subsidiary have taken all reasonable measures to ensure that such information is protected against unauthorized access, disclosure, use, modification, or other misuse.

(x)                                 To the Seller’s Knowledge, the Company IT Systems and the Software do not contain “viruses,” “time-bombs,” “key-locks,” or any other devices or defects that could materially disrupt or interfere with the operation of the Company IT Systems or the Software or the integrity of the data, information, or signals. Neither the Company nor its Subsidiary has not received any written complaints alleging that the collection, disclosure, or use of User Data or Personal Data (i) is defamatory or libelous or otherwise violates the right of privacy or the right of publicity of any person named therein, (ii) is actionable under any applicable Law, or (iii) violates the Intellectual Property rights of any person.

4.12.                     Material Contracts.

(a)                                 Schedule 4.12(a) sets forth, by reference to the applicable subsection of Schedule 4.12(a), all of the following Contracts to which the Company or its Subsidiary is a party or by which any of their assets or properties are bound (collectively, the “Material Contracts”):

(i)                                     Contracts with any current or former officer or director, of the Company or its Subsidiary;

(ii)                                  Contracts for the sale, license, lease, conveyance, transfer, assignment, participation or other distribution of any of the assets of the Company or its Subsidiary of an amount or value in excess of $33,000 other than in the Ordinary Course of Company’s Business;

(iii)                               All IP Contracts to which the Company or its Subsidiary is a party with royalty or other payments in excess of $33,000 per year during the immediately preceding fiscal year or with respect to which payments in any of the next three (3) succeeding fiscal years could, based on current projections, reasonably be expected to exceed $33,000 per year;

(iv)                              All (A) exclusive license agreements to which the Company or its Subsidiary is a party; (B) license agreements relating to Intellectual Property to which the Company or its Subsidiary a party which expire on or after the date which is three (3) years after the date of this Agreement; and (C) licensing, distribution, or sub-distribution agreements with respect to any Intellectual Property to which the Company or its Subsidiary is a party with payments in excess of $33,000 per year during the immediately preceding fiscal year;

(v)                                 Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements or sharing of profits or proprietary information;

(vi)                              Contracts containing (x) covenants of the Company or its Subsidiary not to compete, or otherwise restrict the Company or its Subsidiary from engaging in, any line of business or with any Person in any geographical area or not to solicit or hire any individual with respect to employment or (y) covenants of any other Person not to compete with the Company or its Subsidiary in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment, in each case whether now or at any time binding on the Company or its Subsidiary;

(vii)                           Contracts relating to the acquisition (by merger, purchase of equity interests or assets or otherwise) by the Company or its Subsidiary of any operating business or material assets or the capital stock or other equity interests of any other Person;

(viii)                        Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any assets of the Company or its

Subsidiary, including indentures, guarantees, loan or credit agreements, purchase money obligations incurred in connection with the acquisition of property, pledge agreements and security agreements;

(ix)                              Contracts entered into outside of the Ordinary Course of the Company’s Business providing for the license of Company Products or the provision of services by the Company or its Subsidiary of an amount or value in excess of $33,000;

(x)                                 Contracts providing for any material severance, retention, change in control or other similar payments;

(xi)                              Contracts for the employment of any individual on a full-time, part-time or consulting or other basis of an amount or value in excess of $33,000 per year;

(xii)                           Contracts of guaranty or surety, or performance or surety bonds, direct or indirect, by the Company of an amount or value in excess of $33,000;

(xiii)                        Contracts providing for indemnification by the Company arising out of or in connection with any Company Product or service provided by the Company of an amount or value in excess of $33,000;

(xiv)                       Contracts (or group of related contracts) which involve the expenditure of more than $25,000 annually or $100,000 in the aggregate or which require performance by any party more than one year from the date hereof, which are not terminable without penalty on thirty (30) days or less notice;

(xv)                          Contracts involving any resolution or settlement of any actual or threatened litigation or arbitration under which there are ongoing obligations of the Company;

(xvi)                       Contracts with any Authority;

(xvii)                    any Contract for Company’s Products containing “most favored nation” or similar preferred pricing terms;

(xviii)                 Contracts requiring the Company to sell or purchase any products or services exclusively to or from any Person;

(xix)                       Contracts related to the non-disclosure of the Confidential Information of the Company or any third Person;

(xx)                          powers of attorney given by the Company that are currently effective; and

(xxi)                       Contracts that are otherwise material to the Business which are of an amount or value in excess of $33,000.

(b)                                 Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company or its Subsidiary, enforceable against such Person in accordance with its terms. Neither the Company nor its Subsidiary is in default under any Material Contract, nor, to Seller’s Knowledge, is any other party to any Material Contract in default thereunder. No events, circumstances or facts exist or have occurred which would constitute a breach or event of default, or (with or without the lapse of time, the giving of notice or both) would be a breach or event of default under any Material Contract. No party to any of the Material Contracts has exercised or, to Seller’s Knowledge, plans to exercise, any termination rights with respect thereto, or is seeking, or, to Seller’s Knowledge, plans to seek, to renegotiate, not renew or amend the terms of any Material Contract, and there are no disputes with respect to any Material Contract between or among the parties thereto. Neither the execution or delivery by Seller of this Agreement or the Related Agreements referred to herein nor the consummation of the transactions contemplated hereby and thereby nor the performance by Seller or the Company of its obligations hereunder and thereunder will violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under any Material Contract, or give rise to termination or modification thereunder.

4.13.                     Employee Benefit Plans.

(a)                                 Schedule 4.13(a) contains a true, correct and complete list of each Benefit Arrangement. With respect to each Benefit Arrangement, Seller has delivered to Acquisition Company true, correct and complete copies (where applicable) of: (i) the plan document for each Benefit Arrangement (or, if not written, a summary of the material terms thereof) and any amendment thereto, (ii) the most recent form 5500 (including schedules) filed with respect thereto, (iii) the most recent summary plan description (including any summaries of material modification), annual report and IRS determination, opinion, notification or advisory letter and material communications with respect thereto, and (iv) all insurance contracts, trust instruments and other funding arrangements maintained in connection therewith.

(b)                                 No Benefit Arrangement provides or has ever provided post-retirement medical or health benefits or severance benefits, except to the extent required by Part 6 of Title I of ERISA, and no Benefit Arrangement is or has ever been a “welfare benefit fund,” as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code. Each Benefit Arrangement is in all material respects in compliance with ERISA, the Code and other applicable Law and has been maintained and administered in all material respects in accordance with its terms and ERISA, the Code and such applicable Law. There are no pending or, to Seller’s Knowledge, threatened claims (other than routine claims for benefits) or Legal Proceedings against or relating to any Benefit Arrangement. Each Benefit Arrangement that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, opinion or notification letter from the IRS as to its qualification, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to affect such qualification or which requires or could reasonably be expected to require action under the compliance resolution programs of the IRS to preserve such qualification. The Company and its Subsidiary have performed all material obligations (including the provision of notices and reports) required to be performed by them under, and are not in violation or default under, and there are no defaults or violations by any other party to, any Benefit Arrangement. All contributions and premium payments required to be made under any Benefit Arrangement have been timely made. No Benefit Arrangement is subject to Section 409A of the Code.

(c)           Neither the Company, its Subsidiary nor any ERISA Affiliate has or has ever had any liability with respect to any plan that is subject to Title IV of ERISA or Section 412 of the Code, including a “multiemployer plan”, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, or a “single employer plan” within the meaning of Section 4001(a)(15) of ERISA.

(d)           Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby will, either alone or in conjunction with any other event, (i) result in any material obligation or material liability to any present or former employee, officer, director, member, contractor or consultant of the Company, its Subsidiary or any ERISA Affiliate, (ii) be a trigger event under any Benefit Arrangement that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, member, contractor, or consultant, (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, member, contractor, or consultant of the Company, its Subsidiary or any ERISA Affiliate, or (iv) give rise to the payment of any amount which would constitute an “excess parachute payment” (as defined in Section 280G of the Code).

4.14.       Labor.

(a)           Schedule 4.14(a) lists (i) the names, titles and hire dates of, and current annual compensation, the vacation and/or paid time off accrual amounts of, and commission accrual of, each current employee of the Company and its Subsidiary and whether the employee is on an active or inactive status (including, leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family, maternity, parental or other leave, sick leave), (ii) the names of each director of the Company and its Subsidiary, (iii) the name of each Person who currently provides, or who has within the prior twelve (12)-month period provided, services to the Company or its Subsidiary as an independent contractor, and (iv) the names of each employee or independent contractor of the Company or its Subsidiary who is a party to a written non-competition agreement with the Company or its Subsidiary. Seller has delivered to Acquisition Company a true, correct and complete copy of each employment, consulting or independent contractor agreement, confidentiality/assignment of inventions agreement and/or non-competition agreement entered into with an employee or service provider of the Company or its Subsidiary and all current employee manuals and handbooks, employment policy statements, material employment customs and practices, and internal regulations. To Seller’s Knowledge, all of the written agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing Date in accordance with the terms thereof as in effect immediately prior to the Closing Date. To Seller’s Knowledge, no person has any plans to terminate employment or service with the Company.

(b)           With respect to current and former employees and other service providers of the Company or its Subsidiary (each a “Service Provider”):

(i)            the Company and its Subsidiary are and have been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any Laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, immigration, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

(ii)           to Seller’s Knowledge, each Service Provider classified by the Company or its Subsidiary as an independent contractor satisfies and has satisfied the requirements of any applicable Law to be so classified, and the Company or its Subsidiary has fully and accurately reported such independent contractors’ compensation on IRS Forms 1099 when required to do so;

(iii)          neither the Company nor its Subsidiary is delinquent to, or has failed to pay when due, any Service Provider for any material wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation, on-call payments or equal pay, or collective bargaining payments to which they would be entitled under applicable Law, if any, bonuses, benefits, advantage in kind, profit sharing, stock options or other compensation for any services performed by them or amounts required to be reimbursed or damages or interest paid to such individuals (other than accrued salary, bonuses, commissions, vacation, or other paid time off in accordance with the policies of the Company or its Subsidiary); and

(iv)          the Company and its Subsidiary do not have any liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice).

(c)           Neither the Company nor its Subsidiary is party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other material labor-related agreements or arrangements with any labor union, labor organization, employee organization, or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other material labor-related agreements or arrangements to which the Company or its Subsidiary is bound that pertain to any of the employees of the Company or its Subsidiary; and no employees of the Company or its Subsidiary are represented by any labor union or labor organization or works council with respect to their employment with the Company or its Subsidiary.

(d)           No labor union, labor organization, or group of employees of the Company or its Subsidiary has made a pending written demand for recognition or certification, and, to Seller’s Knowledge, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to Seller’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To Seller’s Knowledge, there are no labor unions organizing activities with respect to any employees of the Company or its Subsidiary. There is no labor strike, lock out, material grievance, material arbitration, labor dispute, slowdown or stoppage against or affecting the Company or its Subsidiary and no labor dispute is, to Seller’s Knowledge, threatened.

(e)           There are no demands or claims pending or, to Seller’s Knowledge, threatened, before any Authority by any employees for compensation, pending severance benefits, vacation time, unpaid meal or rest breaks, vacation pay, maternity benefits, any statutory benefits, or any other claim threatened or pending before any Authority (or any state “referral agency”) from any employee or any other Person arising out of the Company’s or its Subsidiary’s status as employer or joint employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge or variation of contract, wage and hour violations, breach of contract, unfair business practice, tort, unfair competition or otherwise. In addition, there are no pending or threatened claims or actions against the Company nor its Subsidiary under any workers compensation policy or long-term disability policy, nor to Seller’s Knowledge is there any reasonable basis therefor.

(f)            The Company and its Subsidiary and each current employee, are in compliance in all material respects with all applicable visa and work permit requirements.

(g)           Except as set forth on Schedule 4.14(g), the employment of each of the current employees of the Company or its Subsidiary is terminable by the Company or its Subsidiary at will.

4.15.       Litigation. Except as set forth in Schedule 4.15, there is no Legal Proceeding pending or, to Seller’s Knowledge, threatened against the Company or its Subsidiary (or pending or threatened against any owners, directors, officers or employees of the Company or its Subsidiary with respect to their business activities on behalf of the Company or its Subsidiary), or to which the Company or its Subsidiary is otherwise a party. Except as set forth in Schedule 4.15, there is no Legal Proceeding pending or, to Seller’s Knowledge, threatened against Seller, or to which Seller is otherwise a party, with respect to the Common Stock. Except as set forth on Schedule 4.15, neither the Company, Seller nor its Subsidiary is subject to any Order.

4.16.       Compliance with Laws; Orders; Permits.

(a)           Seller, the Company and its Subsidiary are and have been in compliance in all material respects with all Laws of any Authority applicable to the business, operations or assets of the Company and its Subsidiary. Since January 1, 2009, neither the Company nor its Subsidiary has received any written notice of or been charged with any violation of Law. To Seller’s Knowledge, neither the Company nor its Subsidiary is under investigation with respect to the violation of any Law.

(b)           Schedule 4.16 contains a list of all Permits which are required for the operation of the Business as presently conducted (the “Company Permits”). The Company or its Subsidiary currently has all material Permits which are required for the operation of the Business. Neither the Company nor its Subsidiary is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit, and, to Seller’s Knowledge, there are no facts or circumstances which form the basis for any such default or violation. Except as set forth on Schedule 4.16, none of the Company Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement unless caused by the status of Parent and/or the Acquisition Company.

4.17.       Insurance. The Company or its Subsidiary has insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all Material Contracts to which the Company or its Subsidiary is a party or by which the Company or its Subsidiary is bound. The nature and extent of the Company’s and its Subsidiary’s insurance coverage is reasonable, given the nature of the risks inherent in the Business, and is customary for businesses such as the Business. Set forth in Schedule 4.17 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company or its Subsidiary setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. All insurance premiums have been paid on such insurance policies to the extent due and payable in accordance with their terms. Except as set forth on Schedule 4.17, to Seller’s Knowledge, no event relating to the Company or its Subsidiary has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. To Seller’ Knowledge, all claims for which coverage is available under the Company’s insurance policies have been timely submitted and neither have any of such claims been denied or coverage refused with respect thereto.  Except as set forth on Schedule 4.17, and excluding insurance policies that have expired and been replaced in the Ordinary Course of the Company’s Business, to Seller’ Knowledge, no insurance policy has been canceled since inception and no threat has been made by a carrier to cancel any insurance policy of the Company or its Subsidiary during such period except due to decisions beyond the control of the Company. To Seller’s Knowledge, no event has occurred, including, without limitation, the failure by the Company or its Subsidiary to give any notice or information or the Company or its Subsidiary giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or its Subsidiary under any such insurance policies.

4.18.       Related Party Transactions. Except as set forth on Schedule 4.18, no employee, officer, director, or shareholder of the Company or any of its Affiliates (“Related Persons”) (i) owes any amount to the Company or its Subsidiary nor does the Company or its Subsidiary owe any amount to, nor has the Company or its Subsidiary committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship (other than customary employment relationships) with the Company or its Subsidiary (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company or its Subsidiary (other than rights arising out of employment arrangements), (iv) has any claim or cause of action (matured or unmatured, contingent or otherwise) against the Company or its Subsidiary, or (v) has at any time transacted any business with the Company or its Subsidiary other than as an investor therein or employee thereof.

4.19.       Receivables. Schedule 4.19 provides a breakdown and aging of all Accounts Receivable of the Company and its Subsidiary as of the Closing Date, which is accurate and complete in all material respects. Except as set forth in Schedule 4.19, all existing Accounts Receivable of the Company and its Subsidiary (including those Accounts Receivable that have not yet been collected) represent valid obligations of customers or clients of the Company or its Subsidiary arising from bona fide transactions entered into in the Ordinary Course of the Company’s Business.

4.20.       No Prebillings or Prepayments. Except for products or services sold in the Ordinary Course of the Company’s Business and set forth on Schedule 4.20, neither the Company nor its Subsidiary has billed or will bill, and the Company or its Subsidiary has not received any payments (in the form of retainers or otherwise) from, any of its customers or potential customers for products or services to be rendered or for expenses to be incurred subsequent to the Closing Date, other than any multi-year contracts. To the extent that any Accounts Receivable include pre-billed amounts, the corresponding liabilities have been accrued on the books of the Company or its Subsidiary.

4.21.       Financial Advisors. Except as set forth on Schedule 4.21, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller, the Company or its Subsidiary in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

4.22.       Foreign Corrupt Practices Act. To Seller’s Knowledge, neither the Company, its Subsidiary nor any of their respective directors, agents, members, managers, distributors, employees or other Person associated with or acting on its behalf, has, directly or indirectly, taken any action which would cause the Company or its Subsidiary to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Law applicable to the Company or its Subsidiary (as in effect at the time of such action) (collectively, the “FCPA”), and none of them has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company and its Subsidiary have established reasonable internal controls and procedures reasonably designed to prevent and detect violations of the FCPA.

4.23.       Relationship with Clients and Vendors. To Seller’s Knowledge, except as set forth on Schedule 4.23, no written or oral communication, or action exists or has occurred, which would reasonably lead a Person to believe that any material client or vendor will terminate or materially and adversely modify its business relationship with the Company or its Subsidiary.

4.24.       Disclosure. No representation or warranty made by Seller in this Agreement, any Disclosure Schedule, any Exhibit or any certificate delivered, or to be delivered, by or on behalf of Seller, the Company or its Subsidiary pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

4.25.       Securities Representations.

(a)           Seller understands that the Earn-Out Shares have not been registered under the Securities Act, on the grounds that the sale thereof pursuant to this Agreement is exempt pursuant to Section 4(a)(2) of the Securities Act and the applicable state securities Laws (the “State Laws”) and that the reliance of Acquisition Company and Parent on such exemption is predicated in part on the representations, warranties, covenants and acknowledgments in this Section 4.25.

(b)           Non-distribution. The Earn-Out Shares are being acquired by Seller for its own account for investment, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the State Laws, and the rules and regulations thereunder, and Seller agrees not to distribute the Earn-Out Shares in violation of the Securities Act or the State Laws.

(c)           Restrictions on Transfer. Seller (i) acknowledges that the Earn-Out Shares have not been registered under the Securities Act and the State Laws, and that the Earn-Out Shares must be held indefinitely by it unless it is subsequently registered under the Securities Act and the State Laws or an exemption from registration is available; (ii) is aware that any routine sales of the Earn-Out Shares made under Rule 144 of the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where Rule 144 is not applicable, compliance with some other registration exemption will be required; (iii) is aware that Rule 144 is not presently available for use by Seller for the sale of the Earn-Out Shares; and (iv) is aware that, Parent is not obligated to register any sale, transfer or other disposition of the Earn-Out Shares.

(d)           Accredited Investor. Seller is an accredited investor as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

(e)           Investment Experience. Seller can bear the economic risk of the investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Earn-Out Shares. Seller has been afforded the opportunity to obtain information necessary to verify the accuracy of any representations or information and has had all of its inquiries to Acquisition Company and Parent answered in full, and has been furnished all requested materials relating to Parent, the offering and issuance of the Earn-Out Shares.

(f)            Compliance with Securities Act. The Earn-Out Shares shall not be transferable, except upon the conditions specified in this Section 4.25, which conditions are intended to insure compliance with the provisions of the Securities Act in respect of the transfer of the Earn-Out Shares. Seller will not transfer any of the Earn-Out Shares in violation of the provisions of any applicable U.S. federal or state or other jurisdiction’s securities Laws.

(g)           Restrictive Legend. Each certificate representing the Earn-Out Shares and any other securities issued in respect of such Earn-Out Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be stamped or otherwise imprinted with the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A CERTAIN LOCK-UP AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED OWNER OF THIS CERTIFICATE,  A COPY OF WHICH IS ON FILE WITH THE CORPORATION, AND MAY NOT BE TRANSFERRED, PLEDGED OR DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS THEREOF.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUISITION COMPANY AND PARENT

Acquisition Company and Parent, jointly and severally, hereby represent and warrant as of the date hereof and as of the Closing Date, that:

5.1.         Organization and Good Standing. Acquisition Company is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Parent is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

5.2.         Due Authorization. Each of Acquisition Company and Parent has full power and authority to execute and deliver this Agreement and each applicable Related Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Acquisition Company and Parent of this Agreement and each applicable Related Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company or corporate actions, as applicable, on behalf of Acquisition Company and Parent, as applicable. This Agreement has been, and each applicable Related Agreement will be at or prior to the Closing, duly and validly executed and delivered by Acquisition Company and Parent and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each applicable Related Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of Acquisition Company and Parent, enforceable against Acquisition Company and Parent in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3.         Conflicts; Consents of Third Parties.

(a)           None of the execution or delivery by Acquisition Company or Parent of this Agreement or any of the applicable Related Agreements, nor the performance by Acquisition Company or Parent of its obligations hereunder and thereunder will (i) contravene any provision contained in the organizational documents of Acquisition Company or Parent or (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under any judgment, Order, decree, Law, rule or regulation or other restriction of any Authority, in each case to which Acquisition Company or Parent is a party or by which Acquisition Company or Parent is bound or to which any of its assets or properties are subject.

(b)           Except as set forth in Schedule 5.3(b), no notice to, filing with, or authorization, registration, consent or approval of, any Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any applicable Related Agreement or the consummation of the transactions contemplated hereby or thereby by Acquisition Company or Parent.

5.4.         Litigation. There are no Legal Proceedings pending or, to the actual knowledge of Acquisition Company or Parent, threatened, that are reasonably likely to prohibit or restrain the ability of Acquisition Company or Parent to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

5.5.         Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Acquisition Company or Parent in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

5.6.         Shares. The Earn-Out Shares, if any, to be issued to the Sellers pursuant to Section 3.4(d) will be duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer under applicable state and/or federal securities laws.

ARTICLE VI
COVENANTS

6.1.         Transfer Taxes. All transfer, sales and use or other similar Taxes imposed upon Seller, the Company or its Subsidiary as a result of the transfer of the Common Stock shall be borne by Seller (but, for purposes of avoiding doubt, shall not include any Taxes imposed upon Parent or Acquisition Company). Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, sales and use or other similar Taxes, and Parent or Acquisition Company, as applicable, shall join in the execution of such Tax Returns to the extent required by applicable Law.

6.2.         Names. After the Closing, Seller hereby agrees that Seller shall not, and shall cause Seller’s Affiliates not to, adopt any limited liability company or other entity name or use any Intellectual Property that includes the Names or any confusingly similar derivation thereof, except in connection with Seller’s employment with the Company after the Closing or as permitted under the Related Agreements.

6.3.         Non-Competition and Non-Solicitation.

(a)           During the period of time beginning on the Closing Date and ending on the fifth (5th) anniversary thereof  (as may be extended below, the “Restricted Period”), and so long as Parent and Acquisition Company are not in material breach of this Agreement or any of the Related Agreements, each of Sims and Reichardt (each, a “Restricted Party”) shall not, and shall cause such Restricted Party’s respective Affiliates not to, directly or indirectly: (x) anywhere in the United States, engage in any manner (including, without limitation, by owning any interest in, managing, controlling, participating in (whether as an officer, director, employee, partner, agent, representative, consultant or otherwise), rendering services to, organizing, planning to organize, providing funding) in a business or activity that is engaged in the Business; (y) employ, engage, contract for or solicit the services in any capacity of any Person employed by the Company or its Subsidiary; or (z) for its own account or on behalf of any other Person, solicit, divert, take away or attempt to take away any of the customers, suppliers or other business partners of the Business or in any way interfere with, disrupt or attempt to disrupt any then existing relationships between the Business, Acquisition Company or Parent, on the one hand, and any of customers or suppliers of the Company or its Subsidiary or other Persons with whom either of them deals, on the other, or contact or enter into any business transaction with any such customers or suppliers or other Persons for any purpose, in each case, whether or not Seller’s relationship with such Person predated Seller’s ownership of the Company; provided, however, that this Agreement shall not prevent the beneficial ownership for investment purposes of 2% or less of any class of equity securities of any such Person which are traded on a national securities exchange.

(b)           Each of the Restricted Parties acknowledges that the restrictions contained in this Section 6.3 are reasonable and necessary to protect the legitimate interests of Acquisition Company and Parent and that any breach by such Restricted Party or its

Affiliates of any provision hereof will result in irreparable injury to Acquisition Company and Parent. Each of the Restricted Parties acknowledges that, in addition to all remedies available at Law, Acquisition Company and Parent shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, as may be appropriate. Acquisition Company and Parent shall not be required to post any bond or other security or to prove actual damages therefrom, in connection with any proceeding to enforce the provisions of this Section 6.3. Each of the covenants contained in this Section 6.3 shall be deemed a series of separate covenants in each jurisdiction in which the enforcement thereof is sought, and should a court of competent jurisdiction determine any of the restrictive covenants is not enforceable in such jurisdiction, such determination shall not affect the enforceability of these restrictive covenants in any other jurisdiction. With respect to any Restricted Party or Affiliate thereof who breaches any of the restrictions contained in this Section 6.3, the Restricted Period applicable to such Restricted Party shall automatically, without further action or deed, be extended for a number of days equal to the number of days on which such breach occurred.

(c)           Without limiting the generality of Section 9.4, the provisions of this Section 6.3 shall inure to the benefit of any subsequent transferee of Acquisition Company, any of its parents or the Business or any substantial portion thereof, or any successor to Acquisition Company or any of its parents or Subsidiaries, whether or not this Agreement is assigned to such transferee. In the event that any Restricted Party or any Affiliate thereof (i) dissolves, liquidates or winds up its affairs, (ii) sells the equity interests, (iii) merges, consolidates or otherwise combines with any other Person, or (iv) otherwise leases, transfers, sells or disposes of all or any substantial portion of its remaining assets, whether in one transaction or a series of related transactions, then as a condition to such transaction or transactions, there shall be procured from the equity owners of such Restricted Party, any successor to such Restricted Party, or any purchaser or other transferee of all or any substantial portion of such Restricted Party’s remaining assets, as the case may be, a written agreement (which written agreement shall expressly make Acquisition Company and its successors and assigns an express intended third-party beneficiary thereof) to comply with the provisions of this Section 6.3 as if such successor, purchaser or other transferee were a party hereto.

6.4.         Confidentiality. Each of the Restricted Parties acknowledges that it is in possession of Confidential Information concerning the Business. Except as otherwise required by Law, from and after the Closing, each of the Restricted Parties shall (i) treat confidentially and not disclose all or any portion of such Confidential Information, or (ii) not use such Confidential Information for the benefit of themselves or any other Person, except as contemplated by this Agreement and the Related Agreements. Each of the Restricted Parties acknowledges and agrees that such Confidential Information is proprietary and confidential in nature. If any Restricted Party is requested or required to disclose (after such Restricted Party has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with Acquisition Company about such Restricted Party’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process by an Authority), such Restricted Party shall provide Acquisition Company with prompt written notice of such request so that Acquisition Company may, at its own expense, seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, a Restricted Party may disclose only that portion of the Confidential Information which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and the relevant Restricted Party shall exercise his reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed. Each of the Restricted Parties further agrees that, from and after the Closing Date, such Restricted Party, upon the reasonable request of Acquisition Company, promptly will deliver to Acquisition Company all documents, or other tangible embodiments in its possession, constituting Confidential Information or other information with respect to the Business. The parties recognize that the performance of the obligations under this Section 6.4 by the Restricted Parties is special, unique and extraordinary in character, and that in the event of the breach by any Restricted Party of the terms and conditions of this Section 6.4 to be performed by Seller, Acquisition Company shall be entitled, if it so elects, to obtain damages for any breach of this Section 6.4, or to enforce the specific performance thereof by Seller, without having to post a bond or prove actual damages.

6.5.         Employment Agreements. Concurrently herewith, Parent shall enter into the Employment Agreements with Sims and Reichardt.

6.6.         Waiver and Release of Claims.

(a)           Effective as of the Closing, subject to the limitations set forth in Section 6.6(b), each of Sims and Reichardt, on behalf of himself and his trustees, beneficiaries, heirs, successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing, does hereby unconditionally and irrevocably release, waive and forever discharge the Company, Acquisition Company and Parent and each of their past and present directors, officers, employees, agents, predecessors, successors, assigns, Subsidiaries and Affiliates, from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) with respect to the Company on or prior to the Closing (collectively, “Seller Claims”), including without limitation any and all Seller Claims arising out of or relating to: (i) such Seller’s capacity as a current or former shareholder, officer or director, manager, employee or agent of the Company or any of its predecessors or Affiliates; or (ii) any contract, agreement or other arrangement (whether written or verbal) with the Company entered into or established prior to the Closing, including any shareholders agreements, loan agreements, investment agreements, equity or debt purchase agreements, employment agreements or previous noncompetition agreements.

(b)           Notwithstanding the foregoing Section 6.6(a), the Selling Member does not release or discharge any Seller Claims which arise out of or are in connection with any conduct on the part of Acquisition Company or Parent which arise under or are based upon the terms of this Agreement or any other agreement executed or delivered in connection therewith, including, without limitation, the Employment Agreements.

(c)           Effective as of the Closing, the Company, Acquisition Company, and Parent, each on behalf of itself and its successors, assigns, representatives and agents, and any other person or entity claiming by, through, or under any of the foregoing, does hereby unconditionally and irrevocably release, waive and forever discharge each of Sims and Reichardt, and each of their respective trustees, beneficiaries, heirs, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing, from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) with respect to the Company on or prior to the Closing (collectively, “Company Claims”), including without limitation any and all Company Claims arising out of or relating to: (i) Sim’s and Reichardt’s capacity as a former shareholder, officer or director, manager, employee or agent of the Company or any of its predecessors or Affiliates; or (ii) any contract, agreement or other arrangement (whether written or verbal) with the Company entered into or established prior to the Closing, including any shareholders agreements, loan agreements, investment agreements, equity or debt purchase agreements, employment agreements or previous noncompetition agreements, in each case, prior to the Closing; provided, however, that no release, waiver or discharge shall be granted to either Sims or Reichardt pursuant to this Section 6.6(c) in respect of any claim, obligation or liability under this Agreement or any Related Agreement. Notwithstanding the foregoing, nothing in this Section 6.6(c) shall in any way limit or modify any of the representations and warranties set forth in Article IV.

6.7.         Reporting. From and after the Closing, Seller shall provide, at Parent’s cost and expense, all cooperation reasonably requested by Parent in connection with Parent reporting the transaction subject to this Agreement in accordance with applicable Laws, including providing Parent and its representatives access to (i) the Company’s financial and accounting information for any period ended on or before the Closing Date and subsequent periods, (ii) Seller’s officers, employees and agents responsible for the preparation and internal review of its financial statements or its internal controls and procedures with respect to financial reporting matters and (iii) representatives of the auditors responsible for the audit or review of the Company’s financial statements for any period referred to in clause (i) above, in each case, as it relates to the Business and in order to permit Parent or the Company to prepare, as promptly as possible, audited, unaudited and pro forma financial statements and all other financial data of the type required by Regulations S-X and S-K under the Securities Act and to permit Parent to comply with its disclosure obligations under the Securities Act, the Exchange Act or other applicable Laws.

6.8.         Non-Disparagement. Except as otherwise provided in the Employment Agreements, Seller, on the one hand, and Parent and Acquisition Company, on the other hand, each agree that such party will not make any verbal or written statements that disparage, defame, malign or harm the business, professional or personal reputation of the other parties, including, without limitation, the members, managers, directors, officers and employees of such parties.

6.9.         Information Provided.

(a)           Acquisition Company and Parent acknowledge that, except (i) for the representations and warranties of Seller contained in Article IV hereof or in the certificate delivered pursuant to Section 2.3(f)(iv) or (ii) as required by this Agreement to be set forth in the Disclosure Schedule, none of Seller, its Subsidiary or any of their respective representatives, makes or shall be deemed to have made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including, without limitation, any reserve estimates, projections, forecasts, budgets or other forward-looking information) provided or otherwise made available to Acquisition Company, Parent or any their respective representatives (including, without limitation, in any management presentations, supplemental information or other materials or information with respect to any of the above). With respect to any such reserve estimate, projection or forecast delivered by or on behalf of Seller, Acquisition Company and Parent acknowledge that: (i) there are uncertainties inherent in attempting to make such projections, forecasts or reserve calculations; (ii) it is familiar with such uncertainties; (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections, forecasts or reserve calculations so furnished to it; and (iv) it shall have no claim against any Person with respect to any such projection, forecast or reserve calculation, except for liabilities or claims for fraud or intentional misrepresentation.

(b)           Except for liabilities or claims for fraud or intentional misrepresentation, Acquisition Company and Parent agree, to the fullest extent permitted by Law, that Seller and its Subsidiary and representatives shall not have any liability or responsibility whatsoever to Acquisition Company, Parent or any of their respective Affiliates or representatives on any basis (including, without limitation, in contract, tort, under federal or state securities laws or otherwise) based on any information provided or otherwise made available, or statements made (or omissions to so provide, make available or state), to Acquisition Company, Parent or any of their respective Affiliates or representatives, except as and only to the extent expressly set forth herein with respect to the representations and warranties of Seller set forth in Article IV hereof or in the certificate delivered pursuant to Section 2.3(f)(iv) and subject the limitations and restrictions contained therein.

6.10.       Access to Information and Facilities. Upon reasonable prior notice and except as otherwise may be required by applicable law, from the date of this Agreement to the Closing Date, Seller shall, and shall cause Company and its Subsidiary to, give Parent and Parent’s representatives reasonable access during normal business hours to Company’s Books and Records, and shall make the officers and employees of the Company and its Subsidiary available to Parent and its representatives as Parent and its representatives shall from time to time reasonably request, in each case to the extent that such access and disclosure would not obligate the Company or its Subsidiary to take any actions that would unreasonably disrupt the normal course of their businesses or violate the terms of any Material Contract to which the Company or its Subsidiary is bound or any applicable law or regulation. The foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of Seller or the Company would result in the disclosure of any competitively sensitive information, trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section 6.10 shall be directed to such Person as may be designated by Seller.

6.11.       Operation of Business.

(a)           From the date of this Agreement until the Closing, except as expressly required by this Agreement or as Parent shall otherwise agree in advance in writing (such consent not to be unreasonably withheld or delayed), Seller shall cause and ensure that the Company and its Subsidiary shall (i) be operated in the Ordinary Course of the Company’s Business and consistent with past practice; and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and its Subsidiary and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company or its Subsidiary. From the date hereof until the Closing Date, except as consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), Seller shall not cause or permit the Company or its Subsidiary to take any action that would cause any of the changes, events or conditions described in Section 4.9 to occur. From December 31, 2013 through the Closing Date, with respect to the assets of the Company, the Company shall not dispose or otherwise transfer any such assets except in the Ordinary Course of the Company’s Business or as a result of the transactions contemplated herein; provided, however, that the Company shall be permitted to (i) make distributions to Seller (other than salary) in the aggregate amount of up to Two Hundred Twenty Five Thousand Dollars ($225,000) (the “Distributions”) and (ii) pay off the Small Business Loan, which pay off shall be in an aggregate amount equal to $146,876.36. In the event that the Company pays any of the Retail Purchase Order, whether before or after the Closing, Sellers shall reimburse the Company the full amount thereof within ten (10) days following written notice thereof from Parent, provided that such written notice is delivered during the Review Period.

(b)           From and after the Closing Date and through December 31, 2016, neither Parent, Acquisition Company nor the Company shall take any action in bad faith to intentionally frustrate Seller’s opportunity to receive an Earn-Out Payment.  Additionally, in the event the Company ceases to exist after the Closing, but prior to December 31, 2016, Parent and Acquisition Company shall maintain separate books and records with respect to the Business and operations of the Company so that the Earn-Out Payment may be calculated as if the Company continued to exist.

6.12.       Efforts; Filings.

(a)           Subject to the terms and conditions hereof, each party hereto shall use its commercially reasonable efforts to consummate the transactions contemplated hereby as promptly as practicable.

(b)           From and after the date hereof, Seller and Parent will as promptly as practicable (at the sole cost and expense of Parent) (i) make any required filings with, and take all reasonable steps to obtain the required authorizations, approvals, consents and other actions of, Authorities and (ii) take all reasonable steps to obtain the required consents of other Persons with respect to the transactions contemplated hereby.

6.13.       Maintenance of Insurance. Seller will use commercially reasonable efforts, and will cause the Company and its Subsidiary to use commercially reasonable efforts to, continue to carry the insurance policies currently covering the Company and its Subsidiary through the Closing Date, and shall use commercially reasonable efforts not to allow any material breach, default or cancellation (other than expiration and replacement of policies in the Ordinary Course of the Company’s Business) by the Company or its Subsidiary of such insurance policies or agreements to occur or exist.

6.14.       Tax Covenants. Without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed), from the date hereof until the Closing Date, Seller shall cause and ensure that neither the Company nor its Subsidiary shall make, change or rescind any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, file any other Tax Return except the filing of a Tax Return in the Ordinary Course of the Company’s Business which is prepared in a manner consistent with past practice; or enter into any closing agreement, settle, resolve or otherwise dispose of any Tax claim, proceeding or assessment, extend any statute of limitations applicable to any Taxes, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or take or omit to take any other action, if any such action or omission would result in a breach of any representation under Section 4.10.

6.15.       Stub Tax Period. For purposes of this Agreement, “Stub Tax Period” means the portion of the Straddle Period (including all prior taxable years) ending on and including the Closing Date. For any taxable year of the Company and its Subsidiary that does not end on, and would otherwise extend beyond, the Closing Date (a “Straddle Period”) there shall be a deemed short taxable year ending on and including such date and a second deemed short taxable year beginning on and including the day after such date. For purposes of allocating gross income and deductions between deemed short taxable years (a) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the Stub Tax Period shall equal the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the applicable Stub Period and the denominator of which is the number of calendar days in the entire Straddle Period; and (b) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes, withholding Taxes), the amount attributable to the Stub Tax Period shall be determined as if the Company or its Subsidiary filed a separate Tax Return with respect to such Taxes for the Stub Period using a “closing of the books methodology.” For purposes of clause (b), any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the Stub Tax Period based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period. Notwithstanding the foregoing, any transaction entered into by the Company or its Subsidiary on the Closing Date but after the Closing, at the direction of Parent and not in the Ordinary Course of the Company’s Business (other than transactions contemplated hereby), shall be treated as occurring after the close of business on the Closing Date.

6.16.       Filing of Tax Returns; Tax Matters.

(a)           Seller shall prepare and file, or caused to be filed, in a timely manner, all Tax Returns required to be filed by the Company and its Subsidiary after the date hereof and before the Closing Date. Parent, Acquisition Company and the Company shall prepare and file in a timely manner all Tax Returns required to be filed by the Company and its Subsidiary for the Stub Tax Period on or after the Closing Date. All such Tax Returns shall be prepared, and any positions and elections relating thereto made, in a manner consistent with the prior practice of the Company and its Subsidiary to the extent permitted by Law. Parent, Acquisition Company, the Company and its Subsidiary shall permit Seller to comment on any Tax Return described in this Section 6.16(a) at least fifteen (15) days prior to filing, and shall make such revisions to such Tax Returns as are reasonably requested by Seller to the extent permitted by applicable Law unless contrary to the prior practice of the Company or its Subsidiary. Unless otherwise required by applicable law, Parent, Acquisition Company, the Company and its Subsidiary shall not, without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed), file any amended Tax Return with respect to the Company or its Subsidiary for any taxable period ending on or before the Closing Date.

(b)           Seller, Parent and Acquisition Company will cooperate fully with each other in connection with (i) the preparation and filing of any U.S. federal, state, local or foreign Tax Returns that include the business and operations of the Company and its Subsidiary with respect to any taxable periods ending on or prior to the Closing Date and (ii) any audit examination by any taxing authority of the Tax Returns referred to in clause (i). Such cooperation shall include, without limitation, the furnishing or making available of records, books of account or other materials of the Company and its Subsidiary necessary or helpful for the defense against assertions of any Taxing Authority as to any Tax Returns referred to in clause (i) above.

(c)           Parent shall control, or cause Acquisition Company or the Company to control, the conduct of any audit or other proceeding relating to Taxes of the Company or its Subsidiary (each a “Tax Contest”); provided, however, that (i) Seller, at its sole cost and expense, shall have the right to elect in writing to control any Tax Contest relating to any Pre-Closing Taxes, or participate in any such Tax Contest not controlled by Seller, if such Tax Contest would result in an indemnification by Seller under Section 7.2(a)(iii) and (ii) Parent shall not settle, compromise or resolve any such Tax Contest without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed). If Seller controls any Tax Contest described in the foregoing sentence, (x) Seller shall keep Parent reasonably informed regarding the status of such Tax Contest, (y) Parent shall have the right to participate, or cause Acquisition Company or the Company to participate, in such Tax Contest, and (z) Seller shall not settle, compromise or resolve any such Tax Contest without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

(d)           The Company will not be required to include in any Tax period ending on or after the Closing Date, taxable income attributable to income that economically accrues in a taxable period ending on or before the Closing Date, including as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting, or otherwise.

6.17.       Capital Changes; Dividends. Prior to Closing, other than as set forth in the Disclosure Schedule, Seller shall cause and ensure that neither the Company nor its Subsidiary shall issue or sell options, warrants to purchase or rights to subscribe to, or enter into any arrangement or Contract with respect to any of its capital stock or any of its other securities, or make any other changes in the capital structure of the Company or its Subsidiary. Seller shall cause and ensure that (i) except for the Distributions, no dividend or other distribution of any nature will be declared, made, set aside or paid on or in respect of any of the capital stock of the Company or the Flavorus Software Stock, and (ii) neither the Company nor its Subsidiary shall, directly or indirectly, issue, redeem, retire, purchase or otherwise acquire any of its capital stock or the Flavorus Software Stock. Seller shall not sell, assign, transfer, pledge or grant a security interest in any of the Common Stock or the Flavorus Software Stock.

6.18.       Cooperation. Before and after the Closing, the parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, and doing any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

6.19.       Supplemental Information.

(a)           Prior to the Closing Date, Seller shall promptly (and in any event within three (3) Business Days) disclose in writing (the “Update”) to Parent any matter first arising after the date hereof (i) which, had such matter existed as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or (ii) which is necessary to correct any information in the Disclosure Schedule which has been rendered inaccurate thereby, whether or not such matter is material. To the extent that the Updates result in Damages pursuant to Section 7.2(a), the Seller Indemnifying Party shall indemnify and hold harmless the Acquiror Indemnified Parties with respect to such Updates provided that the Damages, in the aggregate, exceed One Hundred Seventy Five Thousand Dollars ($175,000). Any amounts paid by the Seller Indemnifying Party pursuant to this Section 6.19(a) shall count towards and shall be subject to the Cap Amount. The Updates shall be deemed to amend or supplement the Disclosure Schedule. Except as set forth in this Section 6.19(a), the Updates shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller, any condition or any right to indemnification hereunder. Notwithstanding anything in this Section 6.19(a), Seller (x) shall at all times until Closing be bound by the covenants set forth in Section 6.11(a) and (y) shall not be permitted to Update, amend or supplement Schedule 4.3 to remove any required consent, notice or other action set forth therein.

(b)           To the extent not disclosed to Parent pursuant to Section 6.19(a), prior to the Closing, Seller will promptly (and in any event within three (3) Business Days)

disclose in writing to Parent (a) if the Seller becomes aware of the occurrence, or failure to occur, of any event that would cause any of their respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date, (b) of any fact, circumstance or event, the existence or occurrence of which has had or could reasonably be expected to have, a Material Adverse Effect or (c) of any failure of any of the Company or Seller, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement at the time required. Parent’s or Acquisition Company’s receipt of information, notice or knowledge pursuant to this Section 6.19(b) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller, any condition or any right to indemnification hereunder, and shall not be deemed to amend or supplement the Disclosure Schedule.

6.20.       Exclusivity.  From the date of this Agreement and until the Closing, Seller shall not, nor shall they authorize or permit the Company or its Subsidiary or any of their respective representatives or agents to: (a) directly or indirectly solicit, initiate, encourage or facilitate the submission of any offer or proposal concerning any merger, consolidation or other business combination involving the Company or its Subsidiary, or any acquisition in any manner of any Common Stock or Flavorus Software Stock, or a material portion of the assets of, the Company or its Subsidiary (a “Competing Transaction”), other than pursuant to the Closing contemplated by this Agreement; (b) directly or indirectly participate in any discussions or negotiations regarding, furnish any information with respect to, or take any action to facilitate the making of, any proposal or expression of interest that constitutes or is reasonably expected to lead to a Competing Transaction; or (c) enter into any agreement or other instrument (whether or not binding) with respect to any Competing Transaction. Seller shall promptly (and in any event within two (2) Business Days) inform Parent, orally and in writing, of the proposal or offer for, or which may reasonably be expected to lead to, a Competing Transaction that Seller, the Company, its Subsidiary or any of their respective representatives or agents receives. Seller, the Company, its Subsidiary and all of their respective representatives or agents will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted on or prior to the date of this Agreement heretofore with respect to, or could lead to, any Competing Transaction.

6.21.       Transfer of Vehicles. After the Closing, Seller and the Company will take all reasonable steps to transfer title of the Vehicle from the Company to Seller (the “Vehicle Transfer”). Seller acknowledges and agrees that it shall be responsible for all Taxes, costs and expenses reasonably incurred by Parent, Acquisition Company or the Company in connection with such transfer and shall pay all such amounts prior to the Vehicle Transfer; provided, however, that to the extent that any such Taxes, costs or expenses arise after the Vehicle Transfer, Seller shall promptly pay such amounts upon the written request of Parent.  The Seller shall cause and ensure that the Company does not renew the insurance policy covering the Vehicle (Policy No. 648657249 with Allstate Insurance), which policy terminates on June 5, 2014.

6.22.       Termination of MOU. On or prior to the Closing, Seller shall use commercially reasonable efforts to cause the MOU to be terminated and to cease to be in effect, without any post-Closing liability on the part of Parent, Acquisition Company the Company or any of their respective Subsidiaries; provided, however, that if Seller is unable to cause the MOU to be terminated on or prior to the Closing, Seller shall, following the Closing, continue to use commercially reasonable efforts to cause the termination of the MOU in accordance with this Section 6.22 and Seller shall indemnify Parent, Acquisition Company and Company for any Damages incurred arising from the MOU.

6.23.       Termination of Existing Employment Agreements. On or prior to the Closing, Seller shall cause the Existing Employment Agreements to be terminated and to cease to be in effect, without any post-Closing liability on the part of Parent, Acquisition Company the Company or any of their respective Subsidiaries.

6.24.       Resignation of Directors. Seller shall cause each member of the board of directors (or similar governing body) of, and each trustee or fiduciary of any plan or arrangement involving employee benefits of, the Company and its Subsidiary to tender his or her resignation from such position effective as of the Closing.

6.25.       Transfer of Company IP. On or prior to the Closing, any Company IP that is owned by Sims as disclosed in the Disclosure Schedules shall be conveyed, transferred and assigned from Sims to the Company pursuant to an intellectual property assignment agreement in form and substance reasonably satisfactory to Sims and Acquisition Company.

ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; SURVIVAL OF COVENANTS; INDEMNIFICATION

7.1          Survival.

(a)           Except as set forth in the immediately succeeding sentences of this Section 7.1(a), the representations and warranties provided for in this Agreement or in the certificates delivered pursuant to Section 2.3(f)(iv) or Section 2.4(d)(iii) (other than the Seller Fundamental Representations, the Parent Fundamental Representations and the Extended Representations) shall survive the Closing and remain in full force and effect for eighteen (18) months from the Closing Date. The Seller Fundamental Representations, the Parent Fundamental Representations and the Extended Representations shall survive the Closing and continue until the expiration of the applicable statute of limitations. The survival period of each representation or warranty as provided in this Section 7.1(a) is hereinafter referred to as the “Survival Period.”

(b)           The covenants contained in this Agreement shall survive the Closing until expiration of any statute of limitations applicable thereto.

(c)           Notwithstanding Section 7.1(a) and Section 7.1(b), any representation, warranty, covenant or other agreement in respect of which indemnity may be sought under this Article VII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 7.1 if, (x) with respect to claims made pursuant to Section 7.2(a)(i) (other than claims related to Fundamental Representations or Extended Representations), (1) written notice of the claim giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time and (2) the party seeking such right of indemnity shall have initiated any action, suit or proceeding within six (6) months of the date such notice is given; and (y) with respect to all other claims for indemnification, the party seeking such right of indemnity shall have initiated any action, suit or proceeding prior to such termination, and, in any such case, notwithstanding anything herein to the contrary, such representation, warranty, covenant or other agreement shall survive until any claim for indemnity related to such inaccuracy or breach or potential inaccuracy or breach or such action, suit or proceeding, as applicable, is settled or resolved.

(d)           The representations, warranties and covenants contained in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive for the periods set forth in this Section 7.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s representatives or the acceptance by any party of any certificate or opinion hereunder, except as otherwise set forth in Section 6.9 hereof.

7.2          Indemnification.

(a)           Sims and Reichardt, severally and not jointly (in proportion to their respective ownership interest in the Company) (the “Seller Indemnifying Party”), subject to the limitations set forth in Section 7.2(d), shall indemnify and hold harmless Parent, Acquisition Company, its Affiliates, and their respective officers, directors, equityholders, members, attorneys, accountants, consultants, employees, agents and representatives, and any Person claiming by or through any of them, including their heirs, successors and permitted assigns (collectively, the “Acquiror Indemnified Parties”), against and in respect of any and all claims, costs, expenses, damages, liabilities, Losses or deficiencies (including, without limitation, reasonable counsel’s fees and other reasonable costs and expenses actually incurred investigating or otherwise incident to any suit, action or Legal Proceeding) (the “Damages”) arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by Seller in this Agreement or in the certificate delivered pursuant to Section 2.3(f)(iv), (ii) the breach by Seller of any covenant or agreement to be performed by them hereunder and (iii) any Taxes relating to any aspect of the Business with respect to Seller or the Business, for any period prior to the Closing, including but not limited to any amounts for which Seller is liable pursuant to Section 6.1 and Section 6.21. The Acquiror Indemnified Parties shall not be entitled to recover Damages from the Seller Indemnifying Party for any claim for indemnification pursuant to Section 7.2(a)(i) first made after the expiration of the applicable Survival Period. The indemnification obligations of the Seller Indemnifying Party set forth in Section 7.2(a)(ii) and Section

7.2(a)(iii) shall continue in full force and effect following the Closing subject to the expiration of any applicable statute of limitations.

(b)                                 Acquisition Company and Parent, jointly and severally, subject to the limitations set forth in Section 7.2(e), shall indemnify and hold harmless the Seller Indemnifying Party and its attorneys, heirs, accountants, consultants, agents, successors, assigns and representatives (the “Seller Indemnified Parties”), and any Person claiming by or through any of them, including their heirs, successors and permitted assigns, against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by Acquisition Company and/or Parent in this Agreement or in the certificates delivered pursuant to Section 2.4(d)(iii) and (ii) the breach by Acquisition Company and/or Parent of any covenant or agreement to be performed by Acquisition Company or Parent hereunder. The Seller Indemnified Parties shall not be entitled to recover Damages from Acquisition Company and Parent for any claim for indemnification pursuant to Section 7.2(b)(i) first made after the expiration of the applicable Survival Period. Acquisition Company’s and Parent’s indemnification obligations set forth in Section 7.2(b)(ii) shall continue in full force and effect following the Closing subject to the expiration of any applicable statute of limitations.

(c)                                  With respect to a matter for which indemnification is sought under this Section 7.2, the Person providing such indemnification in respect of such matter pursuant to this Section 7.2 is hereinafter referred to as an “Indemnifying Party” and the Person entitled to be indemnified in respect of such matter pursuant to the provisions of this Section 7.2 is hereinafter referred to as an “Indemnified Party”.

(d)                                 The indemnification obligations of the Seller Indemnifying Party set forth in Section 7.2(a)(i), other than the indemnification obligations for breaches of the Seller Fundamental Representations or the Extended Representations, shall not apply to any claim for Damages until the aggregate of all such claims exceeds Three Hundred Thousand Dollars ($300,000) (the “Basket Amount”), in which event the indemnity obligation of the Seller Indemnifying Party for such claims shall apply to all Damages in excess of the Basket Amount (such Basket Amount having the effect of a deductible). The indemnification obligations of the Seller Indemnifying Party set forth in Section 7.2(a)(i), other than the indemnification obligations for breaches of the Seller Fundamental Representations or the Extended Representations, shall be subject to a maximum liability equal to Two Million Dollars ($2,000,000) (the “Cap Amount”). The indemnification obligations of the Seller Indemnifying Party set forth in Section 7.2(a)(i) with respect to breaches of (i) the Seller Fundamental Representations or Extended Representations, (ii) Section 7.2(a)(ii) or (iii) Section 7.2(a)(iii) shall not be subject to the Basket Amount or the Cap Amount. All claims made during the relevant Survival Period shall be counted in determining whether the thresholds specified above have been achieved.

(e)                                  The indemnification obligations of Acquisition Company and Parent set forth in Section 7.2(b)(i), other than the indemnification obligations of Acquisition

Company and Parent for breaches of the Parent Fundamental Representations, shall not apply to any claim for Damages until the aggregate of all such claims exceeds the Basket Amount, in which event the indemnity obligation for such claims shall apply to all Damages in excess of the Basket Amount (such Basket Amount having the effect of a deductible). The indemnification obligations of Acquisition Company and Parent set forth in Section 7.2(b)(i), other than the indemnification obligations for breaches of the Parent Fundamental Representations, shall be subject to a maximum liability equal to the Cap Amount. The indemnification obligations of Acquisition Company and Parent set forth in Section 7.2(b)(i) with respect to breaches of the Parent Fundamental Representations shall not be subject to the Basket Amount or the Cap Amount. All claims made during the relevant Survival Period shall be counted in determining whether the thresholds specified above have been achieved.

(f)                                   Notwithstanding any provision herein to the contrary, no limitation on a party’s liability provided for herein shall apply in the event of the fraudulent conduct or intentional misrepresentation of such party.

(g)                                  If and to the extent any provision of Section 7.2(a) is unenforceable for any reason, the Seller Indemnifying Party hereby agrees to make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in Section 7.2(a) which is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable (subject to the Basket and the Cap Amount). If and to the extent any provision of Section 7.2(b) is unenforceable for any reason, Acquisition Company and Parent hereby agree to make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in Section 7.2(b) which is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable (subject to the Basket and the Cap Amount)

(h)                                 For the purposes of determining (a) whether a breach, inaccuracy, non-performance or non-fulfillment has occurred and (b) the existence or calculation of any Damages related to a breach or inaccuracy of any representation or warranty, the representations and warranties set forth in this Agreement or in the certificates delivered pursuant to Section 2.3(f)(iv) or Section 2.4(d)(iii) shall be considered without regard to any “material,” “Material Adverse Effect” or similar qualifications set forth therein.

(i)                                     The representations, warranties, covenants and obligations of Seller, and the rights and remedies that may be exercised by the Acquiror Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

(j)                                    The representations, warranties, covenants and obligations of Parent and Acquisition Company, and the rights and remedies that may be exercised by the Seller Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

(k)                                 For all federal, state, local and foreign income Tax purposes, all indemnification, purchase price adjustments and other payments made pursuant to this Agreement will be treated as an adjustment to the Aggregate Consideration, unless otherwise required by Law.

(l)                                     Any amount of Damages claimed by Acquiror Indemnified Parties shall be reduced by any proceeds received by such party from any insurance policies with respect thereto.

(m)                             Any Damages of any Acquiror Indemnified Party shall be reduced by any Tax Benefit that an Acquiror Indemnified Party actually realizes on or prior to the taxable year in which an indemnity payment is made with respect to such Losses. The Damages shall be initially computed without regard to any Tax Benefits (other than Tax Benefits actually realized prior to the computation of the Damages).

7.3.                            Procedures for Third Party Claims. In the case of any claim for indemnification arising from a claim of a third party (a “Third Party Claim”), an Indemnified Party shall give prompt written notice, following such Indemnified Party’s receipt of such claim or demand, to the Indemnifying Party of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder; provided, however, that failure to give such notice will not affect such Indemnified Party’s rights hereunder unless, and then solely to the extent that, the rights of the Indemnifying Parties from whom indemnity is sought are materially prejudiced as a result of such failure. The Indemnifying Party shall have the right (and if they elect to exercise such right, to do so within twenty (20) days after receiving such notice from the Indemnified Party) to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party; provided that the Indemnifying Party shall be entitled to assume control of the defense of such action only to the extent the Indemnifying Party acknowledges in writing its indemnity obligations and assumes and holds the Indemnified Party harmless from and against the full amount of any Damages resulting from such Third Party Claim; and provided; further, that the Indemnifying Party shall not be entitled to assume control of such defense if (i) the Indemnifying Party shall not have taken any action to defend such third party claim within such twenty (20) day period; (ii) such claim or demand seeks an Order, injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such claim or demand or (y) the Indemnified Party has one or more defenses not available to the Indemnifying Party, (iv) such claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (v) the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such claim or demand. The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such claim or demand, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not settle any such claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld) and such settlement is accompanied by a document releasing the Indemnified Party from all liability with respect to the matter in controversy that is binding, valid and enforceable against all applicable parties. Notwithstanding the foregoing, if the Indemnified Party fails to object to the settlement within 48 hours of receipt of a written notice from the Indemnifying Party containing the terms and condition of such settlement, the Indemnified Party shall be deemed to have consented to the settlement.

7.4.                            Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying, to the extent then known, the amount of such claim and any relevant facts and circumstances relating thereto. The Indemnified Party and the Indemnifying Party shall negotiate in good faith for the thirty (30) day period following receipt of such notice regarding the resolution of any disputed claims for Damages. If no resolution is reached with regard to such disputed claim between the Indemnifying Party and the Indemnified Party within such thirty (30) day period, the Indemnified Party shall be entitled to seek appropriate remedies in accordance with the terms hereof. In the event that the Indemnified Party is required to institute Legal Proceedings in order to recover Damages hereunder, the reasonable cost of such Legal Proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements) shall be added to the amount of Damages payable to the Indemnified Party if the Indemnified Party recovers Damages in such Legal Proceedings. In the event that a party hereto claiming to be an Indemnified Party institutes Legal Proceedings in order to recover Damages hereunder and the applicable court refuses to award any Damages to such party, such party shall reimburse the defending party for the cost of such Legal Proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements).

7.5.                            Payments. Once Damages are payable pursuant to this Article VII (either in accordance with its terms, by the mutual agreement of the parties, or pursuant to a final, non-appealable judgment or court Order), the Indemnifying Party shall satisfy its payment obligations within twenty (20) Business Days by payment of immediately available funds. The parties agree that should an Indemnifying Party not make full payment of any such obligations within such twenty (20) Business Day period, any amount of Damages payable by the Indemnifying Party shall accrue interest from and including the date of demand for payment by the Indemnified Party to the date such payment has been made in full at a rate per annum equal to prime plus two percent (2%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, compounded quarterly.

7.6.                            Sole Remedy. Except (i) in the case of fraud or intentional misrepresentation or (ii) as otherwise provided in either Section 8.2 or Section 9.15, the provisions of this Article VII shall be the sole and exclusive remedies for recovery of Losses or other claims relating to or arising from this Agreement or the Related Agreements.

ARTICLE VIII
TERMINATION

8.1.                            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of Seller and Parent;

(b)                                 by either Seller or Parent if there shall be any applicable Law that makes consummation of the transactions contemplated hereby illegal or if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any Authority having competent jurisdiction;

(c)                                  by Parent, if there has been a material violation or breach by Seller or the Company of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Parent or Acquisition Company at the Closing and such violation or breach has not been waived by Parent or, if curable, cured by Seller or the Company within twenty (20) Business Days after receipt by Seller of written notice thereof from Parent; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.1(c) at any time during which Parent or Acquisition Company is in material breach of this Agreement;

(d)                                 by Seller, if there has been a material violation or breach by Parent or Acquisition Company of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Seller at the Closing and such violation or breach has not been waived by Seller or, if curable, cured by Parent or Acquisition Company within twenty (20) Business Days after receipt by Parent of written notice thereof from Seller; provided, however, that Seller may not terminate this Agreement pursuant to this Section 8.1(d) at any time during which Seller or the Company is in material breach of this Agreement;

(e)                                  by Seller, if the transactions contemplated hereby have not been consummated on or before April 1, 2014 (the “Outside Date”); provided, however, that the Outside Date may be extended for up to five (5) days pursuant to Section 8.1(f) or Section 8.1(g); provided, further, that Seller is not then in material breach of its obligations under this Agreement, which breach is a proximate cause of the failure of the Closing to have occurred prior to the Outside Date;

(f)                                   by Parent, if Seller or the Company fails to fulfill any of the conditions set forth in Section 2.3(f) (except for the conditions set forth in (i) Section 2.3(f)(vi), but only with respect to the actual delivery of any such consent, release or payoff letter (the “Letters”)), and (ii) Section 2.3(f)(xiii); provided that with respect to Section 2.3(f)(vi), Seller shall nonetheless (x) extinguish any such Liens and pay off any such Indebtedness, in each case, in accordance with the terms and provisions of this Agreement and (y) use commercially reasonable efforts to obtain the Letters and deliver them to Acquisition Company), in any case, prior to the Outside Date; provided, however, that Seller or the Company, at their sole discretion, may extend the Outside Date for up to five (5) days; provided, further, that neither Parent nor Acquisition Company is then in material breach of its obligations under this Agreement, which breach is a proximate cause of the failure or incapability of such condition to be satisfied on or prior to the Outside Date; or

(g)                                  by Seller, if Parent or Acquisition Company fails to fulfill any of the conditions set forth in Section 2.4 (except for the condition set forth in Section 2.4(d)(v)) or if such conditions have become incapable of fulfillment, in each case, prior to the Outside Date; provided, however, that Parent or Acquisition Company, at their sole discretion, may extend the Outside Date for up to five (5) days; provided, further, that neither Seller nor the Company is not then in material breach of its obligations under this Agreement, which breach is a proximate cause of the failure or incapability of such condition to be satisfied on or prior to the Outside Date.

8.2.                            Effect of Termination.

(a)                                 In the event of the termination of this Agreement pursuant to either Section 8.1(a), Section 8.1(b), Section 8.1(c), Section 8.1(d), Section 8.1(e) or Section 8.1(g), this Agreement shall immediately become void and of no effect (other than Article I, Section 3.1(a), this Section 8.2 and Article IX hereof (except that the Confidentiality Agreement shall not be superseded), which shall survive the termination of this Agreement), and there shall be no liability on the part of Seller, the Company, Parent or Acquisition Company to one another except as set forth in Section 3.1(a). Seller and the Company acknowledge and agree that the payment of the Signing Payment pursuant to Section 3.1(a) shall be the sole and exclusive remedy of Seller and the Company in the event of a termination of this Agreement pursuant to either Section 8.1(a), Section 8.1(b), Section 8.1(c), Section 8.1(d), Section 8.1(e) or Section 8.1(g), including as a result of a willful breach by Parent or Acquisition Company, and that neither Seller nor the Company shall have any other remedy, whether pursuant to this Agreement, any Related Agreement or the Term Sheet, except in the case of (i) a breach by Parent or Acquisition Company of the Confidentiality Agreement or (ii) an intentional breach by Parent or Acquisition Company, which breach is the proximate cause of the failure to consummate the Closing.

(b)                                 In the event of the termination of this Agreement pursuant to Section 8.1(f), this Agreement shall immediately become void and of no effect (other than Article I, Section 3.1(a), this Section 8.2 and Article IX hereof, which shall survive the termination of this Agreement), and there shall be no liability on the part of Seller, the Company, Parent or Acquisition Company to one another except that Seller shall promptly return the Signing Payment to Acquisition Company within three (3) Business Days of such termination date.

ARTICLE IX
MISCELLANEOUS

9.1.                            Notices. All notices and other communications hereunder or, except as otherwise provided therein, under any applicable Related Agreement, will be in writing and will be deemed received (a) on the date of delivery if delivered personally or by telecopy or facsimile or other electronic means (in the case of electronic means with copies by next day air courier or by registered or certified mail, return receipt requested, postage prepaid), (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder must be delivered as set forth below, or pursuant to instructions as may be designated in writing by the party to receive such notice:

If to the Company (but only prior to the Closing) or Seller, addressed as follows:

Flavorus, Inc.

2808 Elm Street

Attention: Todd Sims

Facsimile No.: (323) 908 4089

with a copy to (which shall constitute notice to the applicable party):

The Oxbridge Law Group PC

1055 West Seventh Street, Suite 2288
Los Angeles, CA 90017

Attention: Gary W. Park

Facsimile No.: (213) 534 8800

If to Parent or Acquisition Company or the Company (but only after the Closing), addressed as follows:

SFX Entertainment, Inc.

430 Park Avenue, 6th Floor

New York, NY 10022

Attention: Howard J. Tytel, Esq., General Counsel

Facsimile No.: (646) 417-7393

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

9.2.                            Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereby. Notwithstanding any provision herein to the contrary, none of the Transaction Expenses shall be payable by Parent or Acquisition Company.

9.3.                            Governing Law; Consent to Jurisdiction; Disputes; Binding Arbitration.

(a)                                 This Agreement and all of the Related Agreements (except the Employment Agreements) will be governed in all respects, including but not limited to, as to validity, interpretation and effect, by the internal Laws of the State of California, without giving effect to its principles or rules of conflict of laws (to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction).

(b)                                 Any judicial proceeding brought against any of the parties hereto or any dispute arising out of or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto shall, subject to Section 9.3(d) and Section 9.3(e), be brought in any California state court or federal court of the United States of America sitting in the County of Los Angeles, and each party hereto accepts the exclusive jurisdiction and venue of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

(c)                                  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(d)                                 Disputes. Notwithstanding anything in this Agreement to the contrary but except to the extent provided in Section 3.3 and Section 3.4, in the event of any dispute between or among the parties arising after the Closing (each, a “Dispute”), each party to the Dispute shall use such party’s reasonable efforts to cause a senior representative designated by such party to negotiate in good faith with the senior representative designated by the other party to the Dispute in an effort to resolve such Dispute. If such Dispute is not resolved on or before the date that is ten (10) days after a party first attempts to cause such party’s senior representative to negotiate to resolve such Dispute, or if any of the parties to the Dispute refuse to negotiate in good faith for three (3) days during such ten day period, then, upon the request of any party’s representative, the parties to the Dispute shall promptly submit such Dispute to JAMS for resolution pursuant to binding arbitration in accordance with Section 9.3(e).

(e)                                  Binding Arbitration.

(i)                                     Submission to JAMS. All Disputes submitted to Binding Arbitration pursuant to this Section 9.3(e) or otherwise shall be finally resolved by binding arbitration in accordance with the then existing Rules of JAMS, as supplemented by the further requirements of this Section 9.3(e) (“Binding Arbitration”). Such Binding Arbitration shall be submitted to a panel of three (3) arbitrators (each, an “Arbitrator”), one appointed by each party to the Dispute and the third selected by the first two appointed Arbitrators, which three Arbitrators shall each agree to comply with the terms and procedures of this Section 9.3(e).

(ii)                                  Procedure. Within twenty (20) days after submitting a Dispute to Binding Arbitration, each party to the Binding Arbitration shall provide the other party and the Arbitrators with a statement explaining the specific facts such party contends support such party’s claims or basis in such Dispute and a concise statement of damages, including the means by which the claimed damages were calculated and the facts upon which the calculation(s) were based. In addition, each party to the Binding Arbitration shall also provide the other party and the Arbitrators with a copy of all documents in such party’s possession or control that such party contends support such party’s claim. The requirements of this Section 9.3(e)(ii) are intended to supplement, and therefore are in addition to, the Rules and procedural requirements of JAMS. In particular, the exchanges of documents and information required by this Section 9.3(e)(ii) are to be in addition to any discovery that is permitted under the Rules of JAMS or that the Arbitrators might otherwise authorize in the Binding Arbitration.

(iii)                               Opinion; Enforceability; Expenses. The Arbitrators are to be required to render a reasoned written opinion in support of their final decision, setting forth findings of fact, legal analysis and, subject to the limitations set forth herein, the award. The decision rendered by the Arbitrators will be final and binding upon all of the parties. Judgment upon the decision and any award made by the Arbitrators is permitted to be entered in any court of competent jurisdiction. The non-prevailing party in any Binding Arbitration (as determined by the Arbitrators) shall pay the reasonable fees and expenses (including reasonable attorneys’ fees) of the prevailing party. The parties shall otherwise be responsible for their own expenses in connection with any Binding Arbitration.

(iv)                              Confidentiality. To the extent permitted by applicable Law, the parties shall keep the arbitration proceeding confidential and the Arbitrators must issue appropriate protective orders to safeguard such confidentiality. The parties agree to keep confidential any documents exchanged between them in connection with the Binding Arbitration and the content of any testimony or written documents submitted in connection with the Binding Arbitration. No party shall make (or instruct any Arbitrator to make) any public announcement with respect to the proceedings or decision of the Arbitrators without the prior written consent of the other parties involved in the Binding Arbitration. The parties and the Arbitrators shall keep the existence of any Dispute submitted to Binding Arbitration, and the decision and any award in connection therewith, in confidence, except as required in connection with the enforcement of such award or as otherwise required by applicable Law.

(v)                                 Language; Place of Arbitration. Any arbitration proceedings described in this Section 9.3(e) are to be conducted in the English language and are to take place in the County of Los Angeles in the State of California.

(vi)                              Conduct of Parties and Operations. Neither the existence of a Dispute, the pending settlement of a Dispute nor the resolution procedures set forth in Section 9.3(d) or this Section 9.3(e) will operate to limit or relieve any party from such party’s ongoing duties and obligations hereunder or limit or extinguish any right that any party might otherwise have hereunder, in law or in equity.

9.4.                            Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, the rights and obligations of a party under this Agreement may not be assigned, and any attempted assignment shall be null and void. Acquisition Company may assign all of its rights under this Agreement to any Affiliate of Acquisition Company or any of its parents or their respective businesses, without the consent of any other party hereto; provided that no such assignment shall release Acquisition Company or Parent of its respective obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder; provided, however, that Article VII shall also be for the benefit of the Acquiror Indemnified Parties and the Seller Indemnified Parties.

9.5.                            Counterparts; Facsimile. This Agreement and each applicable Related Agreement may be executed in one or more counterparts, by facsimile (or a photocopy or PDF) or otherwise. Each such counterpart shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

9.6.                            Headings. The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

9.7.                            Entire Agreement. This Agreement, including the Disclosure Schedule and Exhibits attached thereto, together with the applicable Related Agreements, constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them (including, without limitation, the Term Sheet and the Confidentiality Agreement) with respect to such matters.

9.8.                            Amendment and Modification. This Agreement shall only be amended or modified in a writing signed by Seller, on the one hand, and Parent and Acquisition Company, on the other hand.

9.9.                            Public Announcement. Except as may be required by Law, neither Seller nor Parent shall issue any press release or otherwise make any public disclosures regarding this Agreement or the transactions contemplated hereby or any dealings between or among the parties in connection with the subject matter hereof without the prior written approval of the other party. In the event that any such press release or other public disclosure shall be required by Law to be made by either Seller or Parent, Seller or Parent, as applicable, shall consult in good faith with the other party with respect to the form and substance of such release or other disclosure prior to the public dissemination thereof if time permits and if such consultation is permitted by Law.

9.10.                     Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

9.11.                     Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

9.12.                     Joint Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the agreements ancillary hereto and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the agreements ancillary hereto shall be construed as jointly drafted by the parties hereto or thereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or of any of the agreements ancillary hereto.

9.13.                     Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14.                     Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or any of the Related Agreements or the enforcement of any provision of this Agreement or any of the Related

Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

9.15.                     Specific Performance. Seller agrees that irreparable damage would occur in the event that any of the obligations, undertakings, covenants or agreements of Seller or the Company contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Seller agrees that: (a) in the event of any breach or threatened breach by Seller of any covenant, obligation or other provision set forth in this Agreement, Parent and Acquisition Company shall be entitled, in addition to any other remedy that may be available to it, to (i) an Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (ii) an injunction restraining such breach or threatened breach; and (b) in connection with the foregoing, neither of Parent, Acquisition Company nor any other Acquiror Indemnified Party shall be required to (x) provide any bond or other security in connection with any such Order or injunction or in connection with any related Legal Proceeding or (y) prove the inadequacy of money damages as a remedy. Without limiting the generality of the foregoing, if all of the conditions set forth in Section 2.4 hereof have been satisfied or waived (other than those conditions which by their terms are to be satisfied or waived at the Closing), then Parent and Acquisition Company shall be entitled to cause Seller and the Company to consummate the Closing by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy to which Parent or Acquisition Party are entitled at law or in equity. For the avoidance of doubt, neither Seller nor the Company shall be entitled to cause Parent or Acquisition Company to consummate the Closing.

9.16.                     Disclosure Schedule. The disclosure of any matter, or reference to any Contract, in any section or subsection of the Disclosure Schedule to this Agreement shall be deemed to be a disclosure of such matter or Contract for all corresponding sections or subsections of this Agreement and each other section or subsection of the Disclosure Schedule but only to the extent the relevance of such disclosure to such other section to subsection is readily apparent on its face by appropriate cross-reference to such other section or subsection.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SELLER:

/s/ Todd Sims
TODD SIMS

/s/ James Reichardt
JAMES REICHARDT

PARENT:

SFX ENTERTAINMENT, INC.

By:	/s/ Timothy Crowhurst
Name: Timothy Crowhurst
Title: President

ACQUISITION COMPANY:

430R ACQUISITION LLC

By:	/s/ Timothy Crowhurst
Name: Timothy Crowhurst
Title: President

[Signature Page to SPA]